Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE THE

COMPANY BELIEVES IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

MASTER SERVICES AGREEMENT

For

Contact Centre Services

Table of Exhibits and Attachments

Exhibit Number	Title and Attachments
Exhibit 1	Defined Terms (No Attachments)

Exhibit 2	Statement of Work Attachment A Service Provider Location(s)
Attachment B Service Provider Personnel and Key Positions
Attachment C Headcount Requirements and Volume / Forecasting
Attachment D Provision of Wellness Services
Attachment E Service Level Methodology
E-1 Service Level Matrix
Attachment F Fees and Fee Methodology
F-1 Fees for Services Delivered
F-2 Reward and Discount Program
F-3 PII Enforcement Framework
F-4 Critical Defects
F-5 Adjustment to Fees Due to Extraordinary Event

Attachment G Transition
Attachment H Disaster Recovery and Business Continuity Plans
H-1 Service Provider Business Continuity Plan
Attachment I Service Specific Provisions

Exhibit 3	Audits (No Attachments)

Exhibit 4	Insurance (No Attachments)

Exhibit 5	General IT Requirements (No Attachments)

Exhibit 6	Data Privacy And Data Security Standards Addendum Schedule 1 Signature Page to Standard Contractual Clauses

Exhibit 7	Not used

Exhibit 8	Airbnb Policies and Procedures Attachment A Governance
Attachment B Quality Future Placeholder
Attachment C Airbnb Code of Ethics
Attachment D Social Media Guidelines

Exhibit 9	Work From Home Attachment A Work From Home Security Policy
Attachment B Agreed Data Protection Guidelines

Exhibit 10	Stock

THIS MASTER SERVICES AGREEMENT FOR CONTACT CENTER SERVICES (this “Agreement”), dated and effective as of August 1, 2021 (the “Effective Date”) is made by and between (a) Airbnb Ireland Unlimited Company (registration no.:511825), an Irish company, having its registered office at 25/28 North Wall Quay, Dublin 1, Ireland (“Airbnb”) and (b) TDCX Holdings Pte. Ltd. (registration no.: 199903205H) , a Singapore company having its registered office at 750D Chai Chee Road, #06-01/06, ESR Bizpark @ Chai Chee, Singapore 469004 (“Service Provider”).

WHEREAS, Airbnb and Service Provider have engaged in negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Agreement;

WHEREAS, Service Provider desires to provide to Airbnb, and Airbnb desires to obtain from Service Provider, the services, solutions, and expertise required under this Agreement, including certain contact center services and solutions for Airbnb’s Guests, Hosts, and Users who have a relationship with Airbnb or its Affiliates (“Authorized Users”), on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Airbnb and Service Provider (collectively, the “Parties” and each, a “Party”) hereby agree as follows:

1. DEFINITIONS, INTERPRETATION, AND CONSTRUCTION

1.1. Defined Terms. Except as otherwise expressly provided in this Agreement, all capitalized terms used in this Agreement will have the meanings set forth in Exhibit 1 (Defined Terms). If this Agreement does not define a particular term, it will have its generally understood meaning based on the context in which it is used.

1.2. Interpretation.

a)    The terms defined in this Agreement include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision. The words “include” and “including” will not be construed as terms of limitation. The words “will” and “shall” are synonymous and interchangeable.

b)    Headings, titles, tables of content and the table of Exhibits and their Attachments included in or attached to this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

c)    References to any Law refer to such Law in changed or supplemented form, or to a newly adopted Law replacing a previous Law.

d)    Unless expressly stated otherwise, all references to (i) time refer to the local time in Ireland and (ii) business hours or days refer to Airbnb’s business hours or days, as applicable.

e)    If there is a conflict between this Agreement, the Exhibits, Attachments and any other document incorporated by reference into this Agreement, then such conflict will be resolved by giving precedence to such different parts of this Agreement in the following order of precedence: (i) the Sections of this Agreement; (ii) the Exhibits and Attachments; and (iii) any other attachments or documents incorporated by reference.

1.3. Exhibits and Attachments. This Agreement includes each Exhibit and Attachments referenced herein, all of which are incorporated into this Agreement by this reference. References to an Exhibit includes all subsidiary attachments (e.g., a reference to Exhibit 2 includes all Attachments).

1.4. Guarantee. The Service Provider guarantees the performance of each of its Service Provider Affiliates who enter agreements with Airbnb and shall be liable for the breaches of any of its Service Provider Affiliates under those agreements. As a separate and independent obligation, the Service Provider shall indemnify and hold Airbnb harmless from and against all losses, expenses, damages and costs that Airbnb may suffer or incur arising out of or in connection with a Service Provider Affiliate’s breach of any agreements between that Service Provider Affiliate and Airbnb.

2. TERM

2.1. Initial Term. The initial term of this Agreement (“Initial Term”) will commence on the Effective Date and continue until 11:59 pm on [***], or such earlier date upon which this Agreement may be terminated.

2.2. Extension. If Airbnb desires to extend the Initial Term, Airbnb will provide written notice to Service Provider of its desire to do so at least [***] prior to the expiration of the applicable Term (as defined below). In the event the Parties are unable to reach agreement and execute such extension at least [***] prior to the expiration of the then-current Term, Airbnb may, at its sole option, extend the Term for up to [***] on the terms and conditions then set forth in this Agreement and the then current pricing. The Initial Term and any extensions will be collectively referenced as the “Term.”

3. SERVICES

3.1. Scope of Services. Service Provider will provide to Airbnb (on behalf of itself and each Service Recipient (as defined below)) and Authorized Users the following pursuant to the terms of this Agreement:

a)    commencing as of the Effective Date, the services, function, responsibilities, and solutions set forth in Attachment G to Exhibit 2 (Transition);

b)    commencing as of the Commencement Date and continuing throughout the Term and up to the End Date, or earlier termination or removal, of such Service in accordance with this Agreement: (i) the services, function, responsibilities, and solutions described in this Agreement, including the services set forth in Exhibit 2 (Statements of Work); (ii) the services, functions, and responsibilities reasonably related to the Services described in Exhibit 2 and being performed in the [***] prior to the Commencement Date by the Airbnb employees and contractors whose functions or positions were eliminated or transferred as a result of this Agreement, even if the service, function or responsibility is not specifically described in this Agreement, except to the extent expressly excluded under Exhibit 2 or which Service Provider was not provided a reasonable opportunity to understand before the Effective Date or during the Transition Period; and (iii) except to the extent expressly excluded under Exhibit 2, any services, functions, responsibilities, or solutions not specifically described in this Agreement, but which are an inherent, necessary, or customary part of to the Services or are required for the proper performance and delivery of the Services in accordance with this Agreement;

c)    commencing upon written notice by Airbnb to Service Provider in accordance with Article 20 (Termination Assistance), the Termination Assistance Services.

The “Services” refer to (a) through (c) above, as they may evolve during the Term of this Agreement or be supplemented, enhanced, modified or replaced pursuant to this Agreement.

3.2. Non-Exclusive Services. The Services will be provided by Service Provider to Airbnb and Authorized Users on a non-exclusive basis. Similarly, Airbnb will not be the sole recipient of services from the Service Provider. Airbnb reserves the right, at any time, in its sole discretion, to in-source or to contract with third parties to perform Services or to perform Services for itself, except to the extent expressly provided in this Agreement. Should Airbnb elect to procure additional services similar to those provided under this Agreement, then Service Provider will offer to provide such services in accordance with the terms of this Agreement, to the extent applicable, and otherwise with pricing to be mutually agreed by the Parties taking into account the nature of the services, the aggregate existing and future volume of business between Airbnb, Service Provider, and their Affiliates. Airbnb may, at its sole discretion, select another service provider to perform these services.

3.3. Service Adjustments and Fluctuations.

a)    Service Provider will increase or decrease the scope or volume of the Services provided hereunder according to demands for the Services and forecasts provided by Airbnb. Service Provider acknowledges and agrees that the volume of the calls or other contacts relating to the Services may change based on the time of day, day of the week, holidays, seasonality, and other factors and will plan staffing accordingly. Service Provider will ensure that it has and maintains adequate capacity of personnel to accommodate such changes to perform its obligations hereunder with regard to the Services and Service Levels, and without adversely impacting Airbnb’s reputation.

b)    If actual call volumes exceed the Airbnb-provided or approved forecast by more than [***] during any month, Service Provider may request a meeting to discuss the reasons for such variance with Airbnb and the Parties will thereafter meet to discuss the potential causes and circumstances relating thereto.

3.4. Service Recipient. Service Provider will provide the Services to Airbnb, Airbnb Affiliates designated by Airbnb (each a “Service Recipient”), and to Authorized Users. Airbnb reserves the right to add Service Recipients and Authorized Users at its sole discretion. Airbnb will not be obligated to obtain the Services from Service Provider with respect to any Airbnb Affiliates or Authorized Users. With respect to Service Provider’s obligations and license grants contained in this Agreement, all will apply to each of the Service Recipients.

3.5. Service Priorities and Delays. Airbnb will have the right to set priorities with respect to the Services. Unless otherwise agreed, Airbnb shall incur no additional charges for the performance of reprioritized activities by Service Provider Personnel then assigned to Airbnb. Service Provider shall use commercially reasonable efforts to perform such reprioritized activities without impacting the established schedule for other tasks or the performance of Services in accordance with the Service Levels. If and to the extent that Airbnb changes priorities which have previously been agreed with Service Provider or Airbnb requires that a Service be prioritized in a manner inconsistent with Service Provider’s relevant obligations pursuant to this Agreement (including pursuant to the Service Levels), then: (i) any performance impact will be addressed in accordance with Section 3.14 (Excused Performance) of this Agreement and the Change Control Procedures (as defined below), as applicable; and (ii) Service Provider will advise Airbnb in writing in advance of any adverse consequences that are reasonably likely to result from such reprioritization.

3.6. Acquisitions, Divestitures and Consolidations.

a)    New Entities. With respect to Airbnb’s (or any Service Recipient’s) acquisition or creation of other assets, businesses units, or entities (collectively, “Acquired Businesses”), Service Provider will, as requested by Airbnb through a Mandatory Change, provide support services as necessary to operate the Acquired Business’ services, processes and systems as they exist on the date of acquisition and integrate and transform the Acquired Business’ services, processes and systems with Airbnb. Such support services will include assessments, planning, migration and any required planning and design services. Service Provider will also provide all or a portion of the Services, as specified by Airbnb, to the Acquired Businesses in accordance with this Agreement. Services provided to Acquired Businesses will be considered part of the Services and will be charged in accordance with Attachment F (Fees and Fee Methodology) of Exhibit 2, with any one-time transition activities performed by Service Provider as a Mandatory Change.

b)    Divestitures. If Airbnb (or any Service Recipient) divests itself of an asset, business unit or entity (collectively, “Divested Entities”), Service Provider will continue to provide, at Airbnb’s request through a Mandatory Change, the Services to the Divested Entity for up to [***] from the effective date of such divestiture or removal, as the case may be, under the then-current terms, conditions and pricing of this Agreement. In addition, with respect to any such divestitures, Service Provider will provide support services to Airbnb, the Divested Entity and the acquiring entity as necessary to transfer the Divested Entities’ Services, processes and systems to a third party or enable such entity to provide the foregoing for itself. Services provided to Divested Entities under this Agreement will be considered part of the Services and will be charged in accordance with Attachment F (Fees and Fee Methodology) of Exhibit 2, with any one-time transition activities performed by Service Provider as a Mandatory Change.

3.7. Extraordinary Events; Renegotiations; Cost Reduction Programs. Separate to Section 3.3 (Service Adjustments and Fluctuations), Airbnb has the right to adjust the scope or volume (upward or downward) of Services to be provided in response to any circumstances, whether known or unknown by Airbnb at the time of commencement of this Agreement which may include an event, or series of events taken together, that have or will have a significant impact on demand for the Services contemplated under this Agreement (“Extraordinary Event”). Examples may include: a significant change in Airbnb’s business including a change to its financial circumstance or operating conditions; epidemics and pandemics; actions of governments; the consolidation of contact center service providers; or any industry-specific eventualities. Where an Extraordinary Event has arisen, as determined by Airbnb at its sole discretion, Airbnb will notify the Service Provider in writing of the occurrence of the Extraordinary Event; the anticipated duration of the Extraordinary Event; the reduction in Services resulting from the Extraordinary Event; and any appropriate adjustment to the Service Provider Locations and/ or Fees. Adjustments to Fees will be made in accordance with the percentage reduction in Services, as set out in Attachment F-5 to Exhibit 2. Any adjustment to the Services, Service Provider Locations and Fees will be applicable from the date of any such notice provided by Airbnb and Airbnb shall not be liable for any cost incurred by the Service Provider as a result of any such adjustment. Where any Extraordinary Event has arisen and continues for more than [***] from the date on which written notice was provided by Airbnb to the Service Provider, Airbnb may, at its option, terminate the Agreement in whole or part without payment of Termination Charges, by providing written notice to the Service Provider.

3.8. Service Locations.

a)    The Services will be provided by Service Provider and its Affiliates and Subcontractors during the designated hours of operations and only at the Service Provider Locations identified in Exhibit 2 (Statement of Work), which may include Service Provider Personnel work-from-home locations (“WFH Locations”) as and if agreed upon by the Parties within certain geographical areas or distances from multi-personnel Service Provider Location(s) as identified in Exhibit 2.

b)    With respect to WFH Locations, each WFH Location will be subject to the same terms and conditions as other Service Provider Locations, including those relating to Airbnb Policies and Procedures (as defined below), the IT requirements set out in Exhibit 5 (General IT Requirements), and compliance with Law, unless expressly agreed or approved otherwise by Airbnb. Notwithstanding Airbnb’s prior approval of WFH Locations, Service Provider is solely responsible for ensuring that WFH Locations and related Services comply with all requirements of this Agreement, including requirements relating to Service Provider Laws, and do not adversely impact Airbnb from a cost, tax, legal, regulatory, or other perspective (each a “WFH Impact”), unless Service Provider expressly identifies such WFH Impact on Exhibit 2 (Statement of Work) prior to Airbnb’s approval or Airbnb expressly consents otherwise in writing.

c)    Upon Airbnb’s request, if Airbnb determines that a change in Service Provider Locations is necessary to protect Airbnb’s business interests, Service Provider will change any location from which it provides Services to Airbnb or reallocate the volume or nature of work processed between such locations. In such event, Service Provider will develop, subject to Airbnb’s reasonable approval, a written relocation proposal that sets forth a description of how it proposes to perform such migration, including the applicable project plan identifying resource requirements and milestone dates. Airbnb and Service Provider will negotiate in good faith on any equitable adjustments to the Fees or an allocation of the costs of such location change or reallocation of Services.

d)    Service Provider will not initiate a change to any location from which it provides the Services from the locations specified above, or reallocate the volume or nature of work processed between such locations specified above, without Airbnb’s prior agreement pursuant to the Change Control Procedures. In connection with any such change:

i.    Service Provider will provide Airbnb with a written relocation proposal that sets forth a description of (A) such Services, as well as when, where and how it proposes to perform such migration, (B) the proposed new location, the reasons for the proposed relocation, how the relocation will be beneficial to Airbnb in terms of price, performance and other relevant measures, and (C) any other information reasonably requested by Airbnb;

ii.    Service Provider will provide Airbnb a detailed migration plan that is subject to reasonable approval by Airbnb;

iii.    Service Provider will be financially responsible for all additional costs, taxes or expenses related to or resulting from any Service Provider-initiated relocation to a new or different Service Provider Location, including any costs or expenses incurred or experienced by Airbnb or any Service Recipient as a result of such relocation; and

iv.    If Service Provider’s request for such change or reallocation gives rise to any net economic benefit to Service Provider, then Service Provider will equitably share such net economic benefit with Airbnb as and if reasonably negotiated and agreed through the Change Control Procedures or an amendment to this Agreement.

e)    Service Provider shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities required to perform the Services. For [***] that Service Provider is providing Services to Airbnb, Service Provider shall, where mutually agreed between the parties, be required to perform a site refresh which may include new furniture, fixtures, Equipment, space, and other facilities. Service Provider and Airbnb shall determine the scope of the refresh.

f)    Restrictions on Relocation of Services. Service Provider shall not move Services provided from an approved Service Provider Location and country to a Service Provider Location and country from which such Services had not previously been provided by Service Provider without Airbnb’s prior approval, even if the latter Service Provider Location and country has already been approved by Airbnb for other purposes. In addition, to the extent Services are provided by Service Provider Personnel from approved Service Provider Locations in different countries, Service Provider shall not change in any material respect the extent to which such Services are provided by Service Provider Personnel from each such Service Provider Location and country. For avoidance of doubt, the foregoing is measured as the cumulative impact of the movement of FTEs and work between and among Service Provider Locations and countries, not by any single change, and changes attributable solely to changes in service volumes are not subject to the limits described in this Section 3.8(f).

g)    Airbnb Access to Service Provider Locations. Excluding WFH Locations, Service Provider shall provide to Airbnb, at no additional charge, (a) reasonable access to and use of Service Provider Locations and (b) reasonable access to reasonable work/conference space at Service Provider Locations, in each case for the exercise of Airbnb’s rights or the conduct of activities associated with this Agreement.

3.9. Required Resources.

a)    Except as otherwise expressly provided in this Agreement, Service Provider will be responsible for providing all facilities, personnel, Equipment, Software, network connectivity, technical knowledge, expertise and other resources necessary to provide the Services at its own cost and without reimbursement other than through the Fees.

b)    Service Provider will ensure that all Services, Equipment, networks, Software, enhancements, upgrades, modifications, and other resources (collectively, the “Resources”) utilized by Service Provider or approved or provided by Service Provider for utilization by Airbnb (or its Service Recipients, Guests, Hosts, or Users) in connection with the Services, will be (i) successfully integrated and interfaced, and (ii) compatible with the services, systems, items and other resources that are being provided to, recommended to, or approved for use by, Airbnb or by third party providers (collectively, the “Third Party Resources”), as more fully described in Exhibit 2 (Statement of Work), if applicable.

c)    Service Provider will be responsible for the upgrading and refreshing of technology, assets, hardware, Software, Equipment and resources designated as its responsibility under this Agreement and as otherwise necessary to meet its obligations under this Agreement, including the Service Levels.

d)    If applicable, Airbnb will provide Service Provider with the Resources specified in Exhibit 2 (Statement of Work) (“Airbnb Provided Resources”) solely for the purpose of performing the Services in accordance with this Agreement. The Service Provider will not be liable or responsible for Airbnb Provided Resources that are not secure and thus could be manipulated or misused by any individual without authorization. Service Provider will use commercially reasonable efforts to maintain such Resources in good working order. Upon cessation of the Services (or Termination Assistance Services, as applicable), Service Provider will cease use of such Resources and return such Resources to Airbnb (or its designee). AIRBNB PROVIDED RESOURCES ARE PROVIDED BY AIRBNB TO THE SERVICE PROVIDER ON AN AS-IS, WHERE-IS BASIS. EXCEPT AS STIPULATED HEREIN, AIRBNB EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ITS OR THEIR CONDITION OR SUITABILITY FOR USE BY SERVICE PROVIDER. Nothing in this Agreement provides Service Provider a leasehold interest with respect to any Airbnb Provided Resources.

e)    Service Provider Responsibility. Service Provider shall be responsible for the performance of the Services in accordance with this Agreement even if such Services are actually performed or dependent upon services performed by Affiliates of Service Provider, Subcontractors and other non-Service Provider Personnel, including Airbnb employees, for whom Service Provider is financially or operationally responsible under this Agreement.

3.10. New Services.

a)    If Airbnb requests that Service Provider perform any New Services reasonably related to the Services or other services generally provided by Service Provider, Service Provider will promptly prepare a New Services proposal for Airbnb’s consideration. Unless otherwise agreed by the Parties, Service Provider will prepare such New Services proposal at no additional charge to Airbnb and will deliver such proposal to Airbnb within [***] (or such otherwise agreed period) of its receipt of Airbnb’s request. Service Provider shall use commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation. Airbnb shall provide such information as Service Provider reasonably requests in order to prepare such New Services proposal. Such proposal will quote to Airbnb a reasonable charge for such New Services that will take into account resources and expenses of the Service Provider for then-existing Services that would no longer be required if the New Services were performed by the Service Provider.

b)    Airbnb may accept or reject any New Services proposal in its sole discretion. Unless the Parties otherwise agree, if Airbnb accepts Service Provider’s proposal, Service Provider will perform the New Services and be paid in accordance with the proposal submitted by Service Provider, or other terms as may be agreed upon by the Parties, and the provisions of this Agreement. Upon Airbnb’s acceptance of a Service Provider proposal for New Services, the scope of the Services under this Agreement is hereby modified to include such New Services.

c)    Airbnb may elect to solicit and receive bids from third parties to perform any New Services. If Airbnb elects to use third parties to perform New Services, such New Services will not be deemed “Services” under the provisions of this Agreement. Service Provider will cooperate with such third parties as provided in this Agreement.

d)    If Airbnb requests additional Services and Service Provider and Airbnb disagree about whether such requested Services constitute New Services, then the Parties shall meet and discuss such disagreement in good faith, provided that during the discussions and until completion, Service Provider shall perform such requested Services. If the Parties cannot agree on whether such requested Services constitute New Services within [***] of the commencement of such discussions, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article 24 (Dispute Resolution).

e)    Services Evolution and Modification. The Parties anticipate that the Services shall evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering Services and changes in the businesses of the Service Recipients. The Parties acknowledge and agree that these changes shall modify the Services and shall not be deemed to result in New Services or additional Fees unless the changed services meet the definition of New Services or the changes result in additional cost to the Service Provider.

f)    Service Recipient Requests. Service Provider shall promptly inform the Airbnb Relationship Manager or his or her designee of requests for New Services from Service Recipients, and shall submit any proposals for New Services to the Airbnb Relationship Manager or his or her designee. Service Provider shall not agree to provide New Services to any Service Recipients without the prior written approval of the Airbnb Relationship Manager or his or her designee. If Service Provider fails to comply with this Section 3.10(f), it shall receive no compensation for any services rendered to any person or Entity in violation of such provision.

3.11. Service Provider Cooperation. Service Provider will cooperate with Airbnb and with any third party appointed by Airbnb to the extent that such cooperation may be necessary to permit Airbnb or such third parties to complete any work related to or impacted by the Services provided to Airbnb by Service Provider under this Agreement, and at no additional charge to Airbnb. Service Provider will also collaborate with Airbnb or with any third party appointed by Airbnb to the extent that such cooperation may be necessary to permit Airbnb or such third parties to in-source or transfer to a third party any aspect of the Services then provided by Service Provider under this Agreement. Examples of such cooperation include providing timely physical access and electronic access (including, at Airbnb’s sole discretion and cost, any temporary Third Party Software licenses required to permit a Service Recipient or third party contractor to perform services within the Services environment) to business processes and associated Equipment, Materials, Systems and/or Service Provider Locations to the extent necessary and appropriate for Airbnb, the other Service Recipients or third party contractors to perform the work assigned to them).

3.12. Airbnb Policies and Procedures. The Services will be performed and supplied by Service Provider in compliance with Airbnb’s (i) policies and procedures as provided to Service Provider by Airbnb, together with Exhibit 8 (“Airbnb Policies and Procedures”) which includes the Airbnb’s code of ethics (“Code of Ethics”) and all other attachments thereto. Airbnb retains the right and authority to eliminate, modify or replace any Airbnb Policies and Procedures or information technology requirements as a Mandatory Change. In addition to these policies and requirements, Airbnb reserves the right to promulgate additional standards, policies, practices, procedures, methodologies, controls and processes to be adhered to and enforced by Service Provider in the performance of the Services, and add the associated architectures, products, software, systems and technologies to be provided, operated, managed, supported and/or used by Service Provider in connection therewith.

3.13. General IT Requirements/Security Requirements. The Services will be performed and supplied by Service provider in compliance with the requirements and obligations set out in Exhibit 5 (General IT Requirements).

3.14. Excused Performance. Service Provider’s failure to perform its responsibilities under this Agreement (including its obligation to meet the Service Levels) will be excused if and to the extent such Service Provider’s non-performance is caused by the failure of Airbnb, Airbnb Affiliate or Airbnb’s third party service provider (excluding Service Provider) to perform Airbnb’s expressly specified obligations under this Agreement, provided that Service Provider:

a)    timely notifies Airbnb in writing of such failure to perform, identifying the Airbnb obligation and describing in reasonable detail Service Provider’s inability to perform under such circumstances. If the Service Provider fails to notify Airbnb of its alleged failure as soon as it occurs, the Service Provider may only benefit from the provisions of this Section 3.14 from the business day on which it notifies Airbnb of such failure;

b)    provides Airbnb with a reasonable opportunity to correct such failure to perform and thereby avoid such Service Provider non-performance;

c)    identifies and pursues all commercially reasonable means to avoid or mitigate the impact of such failure to perform; and

d)    conducts a root cause analysis and thereby demonstrates that such Airbnb failure to perform is the cause of Service Provider’s non-performance.

3.15. The existence of each and all of the foregoing items set forth above will be referenced as “Excused Performance.” Service Provider acknowledges and agrees that Excused Performance and Force Majeure Events (as defined below) are the only circumstances in which its failure to perform its responsibilities under this Agreement (including achieving Service Levels) will be excused. Service Provider will not assert any other act or omission as excusing any Service Provider failure.

3.16. Transformation Services. This clause applies only if Transformation Services are required.

a)    Transformation. During the Transformation Period, Service Provider shall perform all services, functions and responsibilities necessary to transform the Services to realize the planned cost reductions and Service performance improvements (the “Transformation Services”), including those described in any transformation plan (the “Transformation Plan”). During the Transformation Period, Airbnb shall perform those tasks, but only those tasks that are designated to be Airbnb’s responsibility in the Transformation Plan. Airbnb shall not incur any charges, fees or expenses payable to Service Provider or third parties in connection with the Transformation Services, other than those charges, fees and expenses specified expressly and those incurred by Airbnb in connection with its performance of tasks designated in the Transformation Plan as Airbnb’s responsibility.

b)    Transformation Plan. Within [***] immediately following the Effective Date, Service Provider shall prepare and deliver to Airbnb a detailed Transformation Plan for Airbnb’s review, comment and approval. The detailed Transformation Plan shall describe in greater detail the specific transformation activities to be performed by Service Provider, but, unless otherwise agreed by Airbnb, shall be consistent in all respects with the Transformation Plan, including the activities, Deliverables, Transformation Milestones, Transformation Milestone Due Dates and Deliverable Credits described in the initial Transformation Plan. Service Provider shall obtain Airbnb’s approval for the detailed Transformation Plan within [***] after the Effective Date unless another period is agreed upon by the Parties. If approved by Airbnb, the detailed Transformation Plan shall be appended to and incorporated in the applicable Supplement.

c)    Performance. Service Provider shall perform the Transformation Services described in the Transformation Plan in accordance with the timetable and the Transformation Milestone Due Dates set forth in the Transformation Plan. Service Provider shall perform the Transformation Services in a manner that shall not disrupt the business or operations of Airbnb or degrade the services then being received by the Service Recipients from existing internal or external providers, except as may be otherwise expressly provided in the Transformation Plan. Prior to undertaking any transformation activity, Service Provider shall discuss with Airbnb all known Airbnb specific material risks and shall not proceed with such activity until Airbnb is reasonably satisfied with the mitigating plans with regard to such risks (provided that neither Service Provider’s disclosure of any such risks to Airbnb, nor Airbnb’s acquiescence in Service Provider’s mitigating plans, shall operate or be construed as limiting Service Provider’s responsibility under this Agreement). Service Provider shall identify and resolve, with Airbnb’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transformation Plan that is Service Provider’s responsibility and shall use commercially reasonable efforts to assist Airbnb with the resolution of any problems that may impede or delay the timely completion of each task in the Transformation Plan that is Airbnb’s responsibility.

d)    Reports. Service Provider shall meet at least weekly with Airbnb to report on its progress in performing its responsibilities and meeting the timetables set forth in the Transformation Plan. Service Provider also shall provide written reports to Airbnb at least weekly regarding such matters, and shall provide oral reports more frequently if reasonably requested by Airbnb. Promptly, but not later than [***] after receiving any information indicating that Service Provider may not perform its responsibilities, or meet any timetable, in the Transformation Plan, Service Provider shall notify Airbnb in writing of any actual or potential failures to timely perform and shall identify for Airbnb’s consideration and approval specific measures to address and mitigate the risks associated therewith.

e)    Suspension or Delay of Transformation Activities. Airbnb reserves the right, in its sole discretion, to suspend or delay the performance of all or any part of the Transformation Services. If Airbnb elects to exercise such right and Airbnb’s decision is based, at least in material part, on reasonable concerns about Service Provider’s ability to perform the Services or Service Provider’s failure to perform its obligations under this Agreement, Airbnb shall not incur any Charges, Termination Charges or reimbursable expenses in connection with such decision. If Airbnb’s decision is not based, at least in material part, on reasonable concerns about Service Provider’s ability to perform the Services or Service Provider’s failure to perform its obligations under this Agreement, Airbnb shall reimburse Service Provider for any additional expenses reasonably incurred by Service Provider as a result of such decision (provided that Service Provider notifies Airbnb in advance of such expenses, obtains Airbnb’s approval prior to incurring such expenses, and uses commercially reasonable efforts to minimize such expenses).

f)    Failure to Meet Transformation Milestones.

i.    If Service Provider fails to complete a Transformation Milestone by the Transformation Milestone Due Date, Service Provider shall pay Airbnb any Deliverable Credits specified for such Transformation Milestone.

ii.    Neither the Transformation Services nor the activities and deliverables associated with individual Transformation Milestones shall be deemed complete until Acceptance of such activities and Deliverables.

3.17. Service Provider’s Responsibilities Regarding Airbnb’s Network.

a)    To the extent any Equipment used by Service Provider or Service Provider Personnel is, with Airbnb’s approval, to be connected to any network operated by or on behalf of a Service Recipient (each, an “Airbnb Network”), such Equipment (and all Software installed thereon) shall be (i) subject to review and approval in advance by Airbnb (and Service Provider shall cooperate with Airbnb in the testing, evaluation and approval of such Equipment), and (ii) in strict compliance with the then-current Airbnb Policies and Procedures, unless and to the extent deviations are approved in advance by Airbnb. Service Provider shall not install or permit the installation of any other software on such Equipment without Airbnb’s prior approval. Service Provider shall use each Airbnb Network for the sole and limited purpose of and to the limited extent necessary for performing the Services. Service Provider shall not access, or attempt to access, any part of any Airbnb Network that Service Provider is not authorized to access, including any part of any Airbnb Network that is not reasonably necessary for and pertinent to performing the Services.

b)    Except as otherwise agreed in Exhibit 2 (Statement of Work) (i) all Services involving the use of Airbnb Materials shall be performed on or using an Airbnb Network designated by Airbnb and (ii) all Developed Materials shall be created on Airbnb servers through such Airbnb Network. For the avoidance of doubt, Service Provider is prohibited from providing Services that are not on the Airbnb Network.

c)    Service Provider shall access a Airbnb Network only using Access Codes provided by Airbnb, and shall ensure that only the Service Provider Personnel who are authorized by Airbnb to use an Access Code (by name, title, job function or otherwise) use such Access Code to access such Airbnb Network. Service Provider shall inform Airbnb of the name(s) of each of the Service Provider Personnel that Service Provider desires Airbnb to authorize to access any Airbnb Network. Service Provider shall notify Airbnb promptly if any of the Service Provider Personnel who has been granted an Access Code has been (i) terminated from employment or otherwise is no longer one of the Service Provider Personnel, or (ii) reassigned and no longer requires access to any Airbnb Network. Service Provider shall ensure that no one other than those Service Provider Personnel who receive Access Codes in accordance with this Agreement access any Airbnb Network through any Access Codes, facilities or other means provided by Airbnb to Service Provider. Access Codes shall be deemed Confidential Information of Airbnb.

d)    Service Provider acknowledges and agrees that (and Service Provider shall cause all Service Provider Personnel to acknowledge and agree that), to the extent permitted by applicable Law, Airbnb has the right to monitor, review, record and investigate all uses of Airbnb Networks and Airbnb resources by Service Provider, including all email or other communications sent to, from, or through any Airbnb Network, regardless of the content of such communications, and Service Provider hereby consents to such reviewing, monitoring, recording and investigation. Service Provider acknowledges and agrees that neither it nor its Service Provider Personnel have any expectation of privacy with respect to any personal information or communications made on any Airbnb Network.

3.18. Correction of Errors. As part of the Services and at no additional charge to Airbnb, Service Provider shall promptly correct any errors or inaccuracies in or with respect to the Services, the information or data provided or maintained in relation to the Services or contained in other reports to be provided under this Agreement (“Reports”), or other contract deliverables.

4. TRANSITION SERVICES

4.1. Transition.

a)    General. During the Transition Period, if any, described in Attachment G (Transition), Service Provider shall perform the services, functions and responsibilities required to smoothly transfer responsibility for the services to be transitioned from Airbnb (or Third Party Contractors where applicable) to Service Provider (the “Transition Services”), including those described in any transition plan set forth in Attachment G (Transition) (the “Transition Plan”). The commencement of the Services will occur on the date specified in Exhibit 2 (Statement of Work) and/or Attachment G (Transition).

b)    Initial Transition Plan. If an initial Transition Plan is set forth in Attachment G (Transition), Service Provider shall prepare and deliver to Airbnb a detailed Transition Plan for Airbnb’s review, comment and approval within [***] after the Effective Date. The proposed detailed Transition Plan shall describe in greater detail the specific transition activities to be performed by Service Provider, but shall be consistent in all respects with the initial Transition Plan, including the activities, Deliverables, Transition Milestones, Transition Milestone due dates and Deliverable Credits described in the initial Transition Plan. Service Provider shall address and resolve any questions or concerns Airbnb may have as to any aspect of the proposed detailed Transition Plan and incorporate any modifications, additions or deletions to such Transition Plan requested by Airbnb. Service Provider shall obtain Airbnb’s approval for the detailed Transition Plan within [***] after the Effective Date unless another period is agreed upon by the Parties. The detailed Transition Plan as approved by Airbnb shall be deemed to be appended to and incorporated in the applicable Supplement.

c)    Detailed Transition Plan. The detailed Transition Plan shall identify (i) Transition Milestones, including (A) the transition activities to be performed by Service Provider and the significant components, subcomponents and conditions precedent associated with each such activity, and (B) all Deliverables to be completed by Service Provider; (ii) the Transition Milestone Due Dates; (iii) the contingency or risk mitigation strategies to be employed by Service Provider in the event of disruption or delay; (iv) the Acceptance Criteria (and, if appropriate, description of applicable testing) to be applied by Airbnb in evaluating Transition Milestones; (v) any transition responsibilities to be performed or transition resources to be provided by Airbnb; (vi) any related documents contemplated by this Agreement and/or required to effectuate the transition to be executed by the Parties; and (vii) a detailed work plan identifying the specific transition activities to be performed by Service Provider on a [***] basis during the Transition Period.

d)    Performance. Service Provider shall perform the Transition Services described in the Transition Plan in accordance with the timetable and the Transition Milestone due dates set forth in the Transition Plan. Service Provider shall perform the Transition Services in a manner that shall not disrupt the business or operations of any of the Service Recipients or degrade the Services then being received by any of the Service Recipients, except as may be otherwise expressly provided in the Transition Plan. Prior to undertaking any transition activity, Service Provider shall discuss with Airbnb all known Airbnb-specific material risks and shall not proceed with such activity until Airbnb is reasonably satisfied with the mitigating plans with regard to such risks (provided that neither Service Provider’s disclosure of any such risks to Airbnb, nor Airbnb’s acquiescence in Service Provider’s mitigating plans, shall operate or be construed as limiting Service Provider’s responsibility under this Agreement). in accordance with Section 4.3 (Delay), Service Provider shall identify and resolve, with Airbnb’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transition Plan that is Service Provider’s responsibility and shall use all commercially reasonable efforts to assist Airbnb with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that is Airbnb’s responsibility.

e)    Reports. Service Provider shall meet at least weekly with Airbnb to report on Service Provider’s progress in performing its responsibilities and meeting the timetables set forth in the Transition Plan. Service Provider also shall provide written reports to Airbnb at least weekly regarding such matters, and shall provide oral reports more frequently if reasonably requested by Airbnb. Promptly, but not later than [***], after receiving any information indicating that Service Provider may not perform its responsibilities, or meet any timetable, in the Transition Plan, Service Provider shall notify Airbnb in writing of any actual or potential failures to timely perform and shall identify for Airbnb’s consideration and approval specific measures to address and mitigate the risks associated therewith.

4.2. Completion.

a)    Airbnb reserves the right to monitor, test and otherwise observe and participate in the Transition and Service Provider will ensure the Deliverables meet the Acceptance Criteria Service Provider will promptly notify Airbnb if any Airbnb monitoring, testing or participation has caused (or Service Provider expects it to cause) a problem or delay and work with Airbnb to prevent or circumvent the problem or delay.

b)    No function or process of Airbnb’s then-current business operations or environment will be discontinued until Service Provider demonstrates to Airbnb’s reasonable satisfaction that the affected processes and operations have been successfully migrated to Service Provider’s target environment and are functioning properly in that environment.

c)    Airbnb may, in its sole discretion, suspend, delay, postpone, or otherwise revise any Transition Services, go-live or cut-over event as a Mandatory Change. To the extent the foregoing arises from a good faith concern about Service Provider’s performance or capabilities, the foregoing Mandatory Change will not be chargeable.

d)    If any Transition Milestone is not completed on or before the Transition Milestone due date due to the failure or delay of Service Provider as long as the delay is not contributed by Airbnb, then Service Provider will pay to Airbnb the applicable Deliverable Credit (each a “Transition Milestone Credit”) set out in Attachment G (Transition).

e)    Neither the Transition Services nor the activities and Deliverables associated with individual Transition Milestones will be deemed complete until Acceptance of such activities and Deliverables.

4.3. Delay.

a)    Service Provider shall actively monitor and project manage the Transition, including:

i.    anticipating and identifying any potential or actual failure to meet a Transition Milestone or any other obligation under this Agreement that has a timetable for performance, including those delays that may arise due to Acceptance Criteria not being met by the relevant Transition Milestone Due Date (a “Delay”); and

ii.    taking all steps to avoid such Delays.

b)    Service Provider must:

i.    immediately notify Airbnb of any potential or actual Delay;

ii.    inform the Airbnb whether Service Provider will be able to temporarily work around the problem in order to prevent or rectify the Delay; or whether any other person can provide the Services, including the Deliverables, in order to prevent, limit or rectify the Delay; and

iii.    regardless of the cause of the Delay, deploy reasonable additional resources and efforts, and take reasonable steps, to eliminate or mitigate the consequences of the Delay; and

iv.    following a request to do so, prepare and submit to Airbnb a report identifying the nature of the potential or actual Delay

c)    For the avoidance of doubt, nothing in this Section 4.3 shall oblige Airbnb to monitor, supervise or otherwise manage, before or after any notifications under this Section 4.3, Service Provider’s obligations under this Agreement.

d)    Service Provider must perform any obligation necessary for the management and co-ordination of Delays and must:

i.    prepare and submit regular update reports (as required by Airbnb) in relation to the Delay;

ii.    take all steps required by Airbnb to prevent, limit or rectify the Delay (including increasing the number of Service Provider Personnel that are working on the Services, at no additional cost to Airbnb); and

iii.    if required by Airbnb, develop and implement an Action Plan.

e)    An Action Plan must specify (in detail satisfactory to Airbnb):

i.    the process for identifying, and where applicable must identify, the cause of the failure, deficiency in the quality if the Services, problem or concern the Action Plan is intended to remedy or prevent;

ii.    the actions that will be implemented by Service Provider to prevent the same or a substantially similar failure, problem or concern from occurring in the future;

iii.    a timeline for the implementation of the Action Plan; and

iv.    any other content that may reasonably be requested from time to time by Airbnb which should include, where applicable, taking such steps to ensure that the Acceptance Criteria are met.

f)    Within [***] after receiving the draft Action Plan, Airbnb may:

i.    give Service Provider notice that the draft Action Plan is approved; or

ii.    comment on the draft Action Plan, in which case the Service Provider must: (a) at the reasonable request of Airbnb, meet to discuss the comments; and (b) within [***] after the meeting, or receipt of comments where no meeting is required by Airbnb, prepare a revised Action Plan addressing the comments and submit it to Airbnb for approval.

This Section 4.3(f) applies to any resubmitted draft Action Plan until the Action Plan is approved by Airbnb.

g)    To the extent that a Delay is caused by the Service Provider, Service Provider acknowledges and agrees that Airbnb may and without prejudice to its other rights and remedies at its sole discretion do one or more of the following:

i.    Withhold any payments applicable to the Transition Milestone that has or will not be met by the relevant Transition Milestone due date or other missed obligation, until the Transition Milestone or obligation is met; and

ii.    Specify a revised date for the Transition Milestone, or other obligation to be met that is reasonable achievable in all the circumstances.

h)    No payment or concession to Service Provider by Airbnb or other act or omission of Airbnb shall be deemed a waiver that in any way affects the right of Airbnb to recover any damages, unless such waiver has been expressly made in writing by Airbnb and refers specifically to waiver of Airbnb’s rights to claim the damages.

i)    Termination for Cause. In addition to any other termination right that Airbnb may have under this Agreement, Airbnb may terminate the Statement of Work in whole or in part for cause if (i) Service Provider materially breaches its obligations with respect to the provision of Transition Services (including failure to complete a Transition Milestone by its Transition Milestone due date) and fails to cure such breach within [***] after its receipt of notice or (ii) Service Provider fails to complete a Transition Milestone designated in the Statement of Work as a “Critical Transition Milestone” by the associated Transition Milestone due date. In all such events, subject to Article 22 (Limitation of Liability), Airbnb may recover the damages suffered by the Service Recipients in connection with such termination, provided that, if such termination is based on Service Provider’s failure to complete a Transition Milestone by the associated Transition Milestone due date, Service Provider shall be entitled to set-off against such damages any Deliverable Credits that Airbnb has received for the failure to meet such Transition Milestone.

5. SAFETY AND SECURITY PROCEDURES

Service Provider will maintain and enforce at the Service Provider Locations and any WFH Locations, (a) safety and security procedures which will include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unauthorized access or alteration of all Airbnb Data and Confidential Information (as defined below), and (b) any other procedures agreed upon by the Parties, which shall be no less rigorous than the requirements set out in Exhibit 5 (General IT Requirements). Service Provider will comply with the safety and security procedures that are applicable to Airbnb locations. Service Provider will be responsible for any and all security breaches (i) at any Service Provider Locations or WFH Locations, or (ii) caused by Service Provider, Subcontractors, or their personnel or representatives. Airbnb will be responsible for any and all security breaches caused by Airbnb, Airbnb Affiliates or their personnel or representatives.

6. COMPLIANCE WITH LAWS

6.1. Compliance by Service Provider. Service Provider represents, warrants and covenants that, with respect to the Services and the performance of any of its obligations under this Agreement, it is and shall be in compliance in all material respects with all applicable Laws during the Term and any Termination Assistance Period, including identifying, procuring, and maintaining applicable permits, certificates, approvals and inspections required under such Laws. If Service Provider is charged with non-compliance with any such Laws occurs and such non-compliance has or would reasonably be expected to have a material adverse impact on the receipt or use of the Services by Airbnb, Service Provider shall promptly notify Airbnb of such charge.

6.2. General. Service Provider will be responsible for complying with (i) Laws applicable to Service Provider and its business, (ii) Laws applicable to the performance and delivery of the Services, including all Laws applicable to call recording and monitoring, (iii) Laws prohibiting or applicable to bribery, corruption or similar conduct, including but not limited to the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; and Criminal Justice (Corruption Offenses) Act 2018 (as amended or updated from time to time) (“Anti-Corruption Applicable Laws”), and (iv) privacy and security Laws applicable to Service Provider regarding Service Provider’s handling of Airbnb Data, including, to the extent applicable, Payment Card Industry (“PCI”) related standards and requirements (collectively, “Service Provider Laws”). Airbnb will be responsible for compliance with all Laws applicable to Airbnb and its business, (“Airbnb Laws”). Each Party will provide all commercially reasonable support reasonably requested by the other Party that is required for other Party to meet the above requirements of this Section 6.2. Airbnb will obtain, at its costs, all governmental licenses and permits regulating Airbnb and its business, as required from time to time, to maintain compliance with Airbnb Laws. Service Provider will obtain, at its costs, all governmental licenses and permits regulating Service Provider as a services provider, as well as those related to the provision of the Services, as required from time to time, to maintain compliance with Service Provider Laws.

6.3. Changes in Law and Regulations.

a)    Notice of Changes in Service Provider Laws and Airbnb Laws. Service Provider will monitor and promptly identify and notify Airbnb of all changes in Service Provider Laws that have an impact on the Services or this Agreement. For the avoidance of doubt, and without limitation, Service Provider Laws shall include Laws applicable to (i) the technical, organizational and security measures to be implemented and maintained by Service Provider and/or at Service Provider Locations to safeguard Personal Data, (ii) the restrictions or prohibitions on the use or disclosure of Personal Data by Service Provider and/or Service Provider Personnel, (iii) the hiring, employment and dismissal of Service Provider’s employees, and (iv) particular compliance functions to the extent set forth in Exhibit 2 (Statement of Work).

b)    Effect of Changes in Laws.

i.    Impact. Service Provider and Airbnb will work together to identify the impact of changes in Laws on the provision or receipt of the Services. If the Parties are unable to agree upon such impact, Airbnb shall retain the right, in its sole discretion, to interpret a change in Service Provider Law and determine its impact. With respect to changes in Airbnb Laws, the Parties will discuss modifications to the Services, if any, necessary to comply with such changes and Service Provider shall comply with such changes at no additional Charge to Airbnb unless (i) such compliance meets the definition of New Services and the changes cannot be performed by the Service Provider Personnel then assigned to the Airbnb account in accordance with Section 3.5 of this Agreement, (ii) Service Provider is required to comply with such changes as a supplier of services similar to the Services in Airbnb’s industry, or (iii) the noncompliance resulted from changes not required by this Agreement that Service Provider made to the methods or processes used to provide the Services. Upon Airbnb’s consent, Service Provider will implement such modifications to the Services in a timely manner and prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change.

ii.    Service Provider Laws. With respect to changes in Service Provider Laws, Service Provider will implement in a timely manner and prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change, at its own cost and expense, any changes in the Services required to comply with such changes. If such changes have a material effect on the provision or receipt of the Services, Service Provider will obtain Airbnb’s consent before implementing such changes, which consent shall not be unreasonably withheld.

iii.    Reduction in Services. Service Provider will perform the Services regardless of changes in Laws. Service Provider will not be required to violate any applicable Laws. If such changes prevent Service Provider from performing its obligations under this Agreement, Service Provider will develop and, upon Airbnb’s approval, implement a suitable workaround until such time as Service Provider can perform its obligations under this Agreement without such workaround. If any change in Laws or workaround results (or will result) in an increase in the Fees that is equal to or greater than the percentage set out in Section 19.5 (Termination Due to Change in Law) or adversely affects Service Provider’s performance of the Services, then, at Airbnb’s sole discretion (A) Airbnb can terminate the affected portion of the Services (and any other Services adversely affected by the termination of such Service) pursuant to Section 19.5 (Termination Due to Change in Law) or (B) the Parties can negotiate and implement an equitable adjustment to the applicable Fees.

7. HUMAN RESOURCES

7.1. Employees of Service Provider and its Subcontractors.

a)    It is the express intent of the Parties that all employees of Service Provider and any other Service Provider Personnel will be at all times exclusively employees of the Service Provider (or a Subcontractor authorized under this Agreement). Service Provider will at all times ensure that no employment, labor or agency relationship is established between any such individuals and Airbnb. Nothing in this Agreement will in any way be construed to provide that such individuals are agents, employees or representatives of Airbnb, and personnel designated by Service Provider will be treated, at all times, as under the authority, direction, supervision and control of Service Provider. No Service Recipient has the right, power, authority or duty to supervise or direct the activities of the Service Provider Personnel or to compensate such Service Provider Personnel for any work performed by them pursuant to this Agreement.

b)    Service Provider will cause Service Provider Personnel to comply at all times with Airbnb Policies and Procedures and the provisions of this Agreement. All acts and omissions of Service Provider Personnel will be deemed to be the acts and omissions of Service Provider. Service Provider will be fully responsible for such acts and omissions in connection with this Agreement, the Services, Resources, or Airbnb Data, including any tortious or criminal acts or omissions relating thereto.

7.2. Labor Obligations. As between the Parties, Service Provider will be responsible for all labor obligations derived from the relationship with its employees and any Service Provider Personnel. Service Provider (and where applicable, any Subcontractor) shall be fully responsible for the payment of all employment related taxes, social insurance contributions and any other liability, deduction, contribution, assessment or claim arising in respect of Service Provider Personnel. In no event will Airbnb be deemed a direct or substitute employer of such individuals. Service Provider shall indemnify Airbnb against all liabilities, claims, demands, actions, costs and expenses (including legal costs and disbursements) which Airbnb incurs directly as a result of or in connection with or arising from any Service Provider Personnel or any other employees of Service Provider or any Subcontractor having at any time claimed or being held or deemed to have been an employee of Airbnb or been otherwise engaged directly by Airbnb including, but not limited to, any claim for wrongful or unfair dismissal or redundancy payment.

7.3. Background Checks. Service Provider shall verify (i) that Service Provider Personnel are authorized to work in any country in which they are assigned to perform Services and (ii) that Service Provider Personnel have not been convicted of, or accepted responsibility for, a felony or a misdemeanor involving a dishonest or violent act, do not use illegal drugs, and are not otherwise disqualified from performing the assigned work under applicable Laws. To the extent permitted under applicable Laws, Service Provider will perform or have performed a Background Check on all Service Provider Personnel prior to such individuals providing Services or being granted access to Airbnb Data. Service Provider will not assign or provide access to Airbnb Data of any individuals who do not pass the Background Check. The cost of all Background Checks will be payable by Service Provider. Airbnb reserves the right to require updated or new Background Checks for any of Service Provider’s Personnel.

7.4. Service Provider Personnel Agreements. Service Provider will: (a) (i) enter into, or will have entered into, a non-disclosure agreement with each Service Provider Personnel prior to assigning such individual to the Airbnb account or providing such individual access to Airbnb Data, and (ii) cause such individual to abide by the confidentiality provisions of this Agreement both during and after their assignment to the Airbnb account or access to Airbnb Data, and (b) enter into, or will have entered into, an agreement with such individual which assigns, transfers and conveys to Service Provider all of such individual’s right, title and interest in and to any materials (including any Developed Materials) created pursuant to this Agreement, including all rights of patent, copyright, trade secret or other proprietary rights in and to such materials.

7.5. TUPE Regulations. Service Provider shall indemnify both on entry and upon the termination and /or expiry of this Agreement the Airbnb (and Replacement Service Provider, if any), against all liabilities, claims, demands, actions, costs and expenses (including legal costs and disbursements) which Airbnb (and Replacement Service Provider) incurs directly or indirectly as a result of or in connection with or arising from any transfer or deemed or alleged transfer by operation of law of any Service Provider Personnel or any other employees of Service Provider or any Subcontractor, including but not limited to claims made by any such individual under the TUPE Regulations or equivalent applicable laws.

8. SERVICE DELIVERY MANAGEMENT AND STAFF

8.1. Airbnb Relationship Manager. Airbnb will appoint an individual (the “Airbnb Relationship Manager”) who, from the Effective Date of this Agreement, will serve as the primary Airbnb representative under this Agreement. The Airbnb Relationship Manager will have overall responsibility for managing and coordinating the performance of Airbnb’s obligations under this Agreement. Notwithstanding the foregoing, the Airbnb Relationship Manager may, upon notice to the Service Provider Relationship Manager, delegate such of his or her responsibilities, as the Airbnb Relationship Manager deems appropriate.

8.2. Service Provider Relationship Manager. Service Provider will appoint an individual (the “Service Provider Relationship Manager”) who, from the Effective Date of this Agreement, will serve, on a full-time basis, as the primary Service Provider representative under this Agreement. The Service Provider Relationship Manager will be a Key Position (as defined below) and the initial appointment and subsequent replacement of the Service Provider Relationship Manager will be subject to all procedures related to Key Positions. The Service Provider Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of Service Provider’s obligations under this Agreement, and (b) be authorized to act for and on behalf of Service Provider with respect to all matters relating to this Agreement.

8.3. Key Positions. Certain roles of Service Provider Personnel are critical to the management, delivery, and receipt of the Services (“Key Positions”). Key Positions will include those identified as such in Exhibit 2 (Statement of Work) or its Attachments. With respect to Key Positions, the Parties agree as follows:

a)    Before assigning an individual to a Key Position, whether as an initial assignment or as a replacement, Service Provider will (i) notify Airbnb of the proposed assignment, (ii) introduce the individual to appropriate representatives of Airbnb, (iii) provide Airbnb with a resume and any other information regarding the individual that may be reasonably requested by Airbnb, (iv) allow Airbnb to appoint a representative to be present during interviews the individual, and (v) obtain Airbnb’s approval for such assignment. Service Provider will only assign an individual to a Key Position who is mutually agreed upon by Airbnb and Service Provider; Service Provider retains exclusive direction and control as to hiring, termination and right to discipline or reward such individuals in connection with their employment;

b)    Service Provider will not replace or reassign individuals in Key Positions (except as a result of nonperformance, voluntary resignation, involuntary termination for cause, serious illness, disability or death) following the date of his or her assignment to the Airbnb account, unless otherwise provided in this Agreement or Airbnb consents in writing to such reassignment or replacement. In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of an individual in a Key Position, Service Provider shall (i) give Airbnb as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Airbnb’s approval of a suitable replacement;

c)    Service Provider will not assign any individual in a Key Position to the account of an Airbnb Competitor without Airbnb’s consent for a period commencing on the date such individual first provides services and until [***] following the date that such individual is removed from, or ceases to provide Services in connection with, the Airbnb account;

d)    If Airbnb decides that any individual in a Key Position should not continue in that position, then Airbnb may, in its sole discretion and upon notice to Service Provider, require removal of such individual in the Key Position from the Service Provider Personnel in accordance with the following:

i.    Subject to Section 8.3(d)(ii), Service Provider will, as soon as reasonably practicable, replace such individual in the Key Position with another person of suitable ability and qualifications in accordance with procedures set forth above; an

ii.    In the event that an individual in a Key Position is suspected of criminal conduct or breach of Service Provider’s obligations pursuant to Article 12 (Confidentiality) or Article 13 (Data), Service Provider will immediately remove and replace such individual with another person of suitable ability and qualifications in accordance with the procedures set forth above.

e)    Service Provider will not replace or reassign more than two (2) individual(s) in Key Positions in [***] period, without Airbnb’s prior consent.

f)    Service Provider shall ensure that individuals in Key Positions are dedicated to the coordination of the management and operation of the Services, the performance of the Service Provider obligations under this Agreement and the management of the Service Provider’s day to day relationship with Airbnb.

8.4. Service Provider Personnel.

a)    All of the individuals appointed as Service Provider Personnel will have suitable training and functional, communication, and language skills necessary to perform the Services assigned to such individuals. Airbnb will have the right from time to time to require Service Provider to remove any Service Provider Personnel from working on Airbnb’s account with actual or reasonably suspected cause (including a violation of any Airbnb Policies and Procedures), provided that Service Provider may request to have a discussion regarding such removal, which discussion must be held within a reasonable time period, not to exceed [***]. If Airbnb desires the person to be removed, Service Provider will complete such removal within [***] (or sooner as directed by Airbnb in the event Airbnb has a good faith concern regarding safety or security), or as agreed by the Parties, and replace such individual as soon as practicable at no cost to Airbnb.

b)    Service Provider shall not when carrying out the Services, and will ensure that Service Provider Personnel do not (including when using any hardware, software or other property of Airbnb) transmit, publish or distribute any material which is defamatory, offensive or abusive or of an obscene or menacing character; or provide the Services in a manner which constitutes a violation or infringement of the rights or any person, firm or company (including but not limited to rights of copyright or confidentiality).

c)    Identification of Service Provider Personnel. Except as expressly authorized by Airbnb, Service Provider Personnel shall clearly identify themselves as Service Provider Personnel and not as employees or representatives of Airbnb. This shall include any and all communications, whether oral, written or electronic, unless and to the extent authorized by Airbnb in connection with the performance of specific Services.

8.5. Subcontractors.

a)    Service Provider will not subcontract or delegate any of its obligations under this Agreement without the prior written approval of Airbnb unless otherwise expressly permitted in Exhibit 2 or its Attachments. Service Provider shall provide Airbnb with all reasonably requested information to enable Airbnb to evaluate a proposed subcontractor, including the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed subcontractor, the reasons for subcontracting the work in question, the location of the subcontractor facilities from which the Services shall be provided, and the extent to which the subcontract shall be dedicated.

b)    Service Provider’s subcontracts will include provisions equivalent to those in this Agreement between Airbnb and Service Provider with respect to the protection, access and treatment of Airbnb Data, Confidential Information, the allocation of intellectual property rights, compliance with audit rights, and restrictions on further subcontracting. Service Provider shall also ensure that each subcontract includes a provision enabling Service Provider to assign, novate or otherwise transfer any of its rights and obligations under the subcontract to Airbnb or any other service provider designated by Airbnb in the transfer of the Services, without restriction (including any need to obtain any consent or approval) or payment by the Airbnb or its replacement service provider. Notwithstanding its approval of a Subcontractor, Airbnb may request Service Provider to remove a Subcontractor who is not an Affiliate of Service Provider from the Airbnb account. Upon receipt of such request, Service Provider will promptly remove such non-Affiliated Subcontractor from the Airbnb account.

c)    Subcontracting will not release Service Provider from its responsibility for its obligations under this Agreement. Service Provider will be responsible for the acts and omissions of Subcontractors (of any tier) in connection with this Agreement, including compliance with the terms of this Agreement by such Subcontractors.

d)    Right to Require Removal. Airbnb shall have the right to require Service Provider to replace any Subcontractor (notwithstanding any prior approval), at no additional cost to Airbnb, if such Subcontractor’s performance is materially deficient or if there are other reasonable grounds for removal. If directed to do so, Service Provider shall remove and replace such Subcontractor as soon as possible. Service Provider shall continue to perform its obligations under this Agreement, notwithstanding the removal of such Subcontractor. Airbnb shall have no responsibility for any termination charges, transition charges or cancelation fees that Service Provider may be obligated to pay to a Subcontractor as a result of the removal of such Subcontractor at Airbnb’s request or the withdrawal or cancelation of the Services then performed by such Subcontractor as permitted under this Agreement.

e)    Subcontracting of Obligations Related to Personal Data. Service Provider shall not engage a Subcontractor to perform any of Service Provider’s rights or obligations concerning Personal Data without the prior written consent of Airbnb. Where Service Provider, with the consent of Airbnb, subcontracts such rights or obligations, Service Provider shall enter into a written agreement with each such Subcontractor that complies with the requirements of this Section 8.5.

8.6. Turnover of Personnel. Service Provider will use commercially reasonable efforts to minimize turnover and the impact of turnover and will be solely responsible for any additional training or costs or loss in productivity arising from turnover. On a quarterly basis, Service Provider shall measure and report to Airbnb the turnover rate of Service Provider Personnel assigned to the Airbnb account during the preceding [***] and provide comparisons to Service Provider’s broader business turnover rate. If Airbnb believes that the turnover rate of Service Provider Personnel is excessive and so notifies Service Provider, Service Provider will within [***] (i) provide Airbnb with data concerning Service Provider’s turnover rate, (ii) meet with Airbnb to discuss the reasons for the turnover rate, (iii) submit a proposal for reducing the turnover rate, and (iv) agree to and implement a program for reducing the turnover rate. Notwithstanding any transfer or turnover of Service Provider Personnel, Service Provider shall remain obligated to perform the Services without degradation and in accordance with the Service Levels and shall be responsible for all costs related to the transition of personnel and all required training.

8.7. Non-Solicitation. Subject to Section 20.2 (Termination Assistance Services) Airbnb will not solicit for employment (other than by general advertising or similar means), any Service Provider Personnel, without the prior written approval of Service Provider, during the Term and for [***] thereafter. Service Provider will not solicit for employment (other than by general advertising or similar means), any Airbnb employees or other representatives, without the prior written approval of Airbnb during the Term, and for [***] thereafter.

9. GOVERNANCE; QUALITY ASSURANCE; CHANGE CONTROL

9.1. Governance; Quality Assurance; Planning, Reporting. Service Provider will adopt and comply with governance, quality assurance, planning and reporting program(s) as further described in this Agreement, including the Governance and Quality Assurance Scorecard found in Exhibit 8, Attachments A (Governance) and B (Quality), or otherwise agreed by the Parties.

9.2. Policies and Procedures Manual.

a)    The Service Provider shall develop, draft and prepare a manual (“Policies and Procedures Manual”) that will: (i) clearly and comprehensively describe the procedures used to perform the Services, including all contact center scripts or templates provided by Airbnb; (ii) conform to the Technology Standards, Airbnb’s general policies and the other terms of this Agreement; (iii) set forth contingency, transition, and succession related information and plans relating to the Services reasonably requested by Airbnb; and (iv) any other content reasonably requested by Airbnb.

b)    The Policies and Procedures Manual will not be deemed to amend the terms of this Agreement. If there is any conflict between this Agreement and the Policies and Procedures Manual, then the terms of this Agreement will prevail.

c)    The Policies and Procedures Manual will be developed as follows:

i.    Service Provider will develop and provide Airbnb with a draft of the Policies and Procedures Manual that complies with Section 9.2 (a) and (b) no later than [***] prior to the Commencement Date;

ii.    Airbnb will provide any comments and changes within [***] following receipt of the Policies and Procedures Manual;

iii.    Service Provider will make the reasonable changes requested by Airbnb within [***] after receipt from Airbnb and will then submit the Policies and Procedures Manual to Airbnb for approval; and

iv.    The final Policies and Procedures Manual will be deployed after the approval of Airbnb.

d)    Service Provider will update the Policies and Procedures Manual following any material changes in the operations or procedures described therein (and in any event not less than once each anniversary of the Effective Date). Updates to the Policies and Procedures Manual will be provided to Airbnb for review, comment and approval prior to their implementation in accordance with Section 9.2(c).

e)    Following Airbnb’s approval of the Policies and Procedures Manual (as updated in accordance with Section 9.2(d)), Service Provider will perform the Services in accordance with the Policies and Procedures Manual, all applicable Laws and all other terms and conditions of this Agreement.

f)    If the Policies and Procedures Manual is not completed and approved by Airbnb prior to the Commencement Date, Service Provider will comply with the then-existing Airbnb policies and procedures relating to the performance of the Services until the Policies and Procedures Manual has been completed and approved by Airbnb.

g)    The Parties shall meet to perform a formal annual review of the Policy and Procedures Manual on a mutually agreed upon date but not later than [***] after each anniversary of the Effective Date.

9.3. Contact Reporting, Recording and Management.

a)    Service Provider will provide to Airbnb reports and tools that are sufficient to permit Airbnb to manage and monitor: (i) Service Provider’s performance of the Services, including compliance with the quality assurance program described in Section 9.1 above; and (ii) Airbnb’s business in connection with the Services. From time to time, Airbnb may identify additional Reports to be generated by Service Provider and delivered to Airbnb on an ad hoc or periodic basis. All Reports shall be provided to Airbnb as part of the Services and at no additional charge to Airbnb. As part of the Services, Service Provider shall provide Airbnb with all documentation and other information available to Service Provider as may be reasonably requested by Airbnb from time to time in order to verify the accuracy of the Reports provided by Service Provider.

b)    Calls and other contacts relating to the Services will only be recorded and stored by Service Provider as and if required under this Agreement, including Exhibit 2 (Statement of Work), and as and if permitted by Law in the applicable jurisdiction(s) and Airbnb Policies and Procedures. Such information will be available to Airbnb or its designee upon request.

9.4. Change Control Procedures.

a)    The Parties will implement and comply with Airbnb’s governance and change control procedures and requirements when proposing and implementing any change, action or decision (each a “Change” and such procedures the “Change Control Procedures”) with respect to the provision of Services to Airbnb. No Change will be effective unless agreed by both Parties, unless otherwise provided in this Section. Service Provider may not unreasonably refuse to execute any Change requested by Airbnb.

b)    Airbnb will have the right to approve in advance or reject, at its discretion, any Change that may involve risk to Airbnb’s business, Guests, Hosts, or Users, have an adverse effect on the Services or Service Levels, require Airbnb to change the way it conducts its operations or increase charges or costs to Airbnb (including post-expiration or termination of this Agreement).

c)    If a Change requested by Airbnb is a Mandatory Change, then Service Provider will promptly prepare and deliver to Airbnb a Change proposal related to the Mandatory Change. The Parties will work together in good faith to determine the impact on this Agreement (including Fees) as a result of implementing the Mandatory Change.

d)    Financial Responsibility for Changes. Unless otherwise set forth in this Agreement or approved in accordance with Section 3.10 (New Services), Service Provider shall bear all charges, fees and costs associated with any change desired by Service Provider or required by Laws applicable to the Services, including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such change, (ii) any modification or enhancement to, or substitution for, any impacted business process or associated Software, Equipment, System, Services or Materials, and (iii) any increase in the cost to the Service Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment, System, Services or Materials.

e)    Airbnb Approval – Cost, Adverse Impact. Service Provider shall make no change that may (i) increase any Service Recipient’s total cost of receiving the Services; (ii) require material changes to, or have an adverse impact on, any Service Recipient’s businesses, operations, environments, facilities, business processes, systems, software, utilities, tools or equipment (including those provided, managed, operated, supported and/or used on their behalf by Third Party Contractors); (iii) require any Service Recipients or Service Provider to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment; (iv) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; (v) have an adverse impact on the cost, either actual or planned, to Airbnb of terminating all or any part of the Services or exercising its right to in-source or use third parties; (vi) require changes to or have an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of Airbnb’s Retained Systems and Business Processes; (vii) result in a Service performed using human labor becoming automated; or (viii) violate or be inconsistent with Airbnb standards or strategic plans, without first obtaining Airbnb’s approval, which approval Airbnb may withhold in its sole discretion.

f)    Temporary Emergency Changes. Notwithstanding the foregoing, Service Provider may make temporary changes required by an emergency if it has been unable to contact the Airbnb Relationship Manager or his or her designee to obtain approval after making reasonable efforts. Service Provider shall document and report such emergency changes to Airbnb not later than the next business day after the change is made. Such changes shall not be implemented on a permanent basis unless and until approved by Airbnb.

g)    Implementation of Changes. Service Provider shall schedule and implement all changes so as not to (i) disrupt or adversely impact the business, Systems or operations of the Service Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services.

10. SERVICE LEVELS AND PERFORMANCE

10.1. Service Level and Performance Standards. Subject to Section 3.7 of the Agreement, Service Provider will comply with the procedures and requirements of Attachment E (Service Level Methodology). As provided in Attachment E (Service Level Methodology) of Exhibit 2, the failure to meet a Service Level will give rise to Reward & Discount Credits (as defined in Attachment F-2 to Exhibit 2), except to the extent such failure directly results from Excused Performance, a Force Majeure Event, or as otherwise provided in Section 3.3 (Service Adjustments and Fluctuations). Service Provider recognizes that Airbnb is paying Service Provider to deliver certain Services at specified Service Levels. If Service Provider fails to meet any Service Level, then, in addition to other remedies available to Airbnb, Service Provider shall pay or credit to Airbnb the amounts described in this Agreement as payable upon such a failure as calculated in accordance with Exhibit 2 and the Statement of Work (“Reward & Discount Credits”) in recognition of the diminished value of the Services resulting from Service Provider’s failure to meet the agreed upon level of performance, and not as a penalty. Reward & Discount Credits will not constitute liquidated damages or an exclusive remedy for the corresponding failure to perform, and Airbnb will be free to pursue any and all remedies available under this Agreement, at law or in equity with respect thereto, provided that any such Reward & Discount Credits actually paid by Service Provider to Airbnb will be offset against any damages awarded to Airbnb for claims arising from the corresponding failure.

10.2. Other Performance Standards. All Services without expressly defined Service Levels must be performed at least to the same degree of accuracy, completeness, efficiency, quality and timeliness as is provided by well-managed suppliers providing services similar to the Services (provided that for those Services that have associated Service Levels with mutually agreed metrics, this Section will not be deemed to increase such Service Levels), subject to the other provisions of this Agreement. Compliance with the Service Levels does not imply compliance with either Party’s other requirements or the other provisions of this Agreement.

10.3. Deliverable Credits. Service Provider recognizes that Airbnb is paying Service Provider to provide certain Critical Deliverables (including Transition Milestones) by the time and in the manner set forth in the Statement of Work. If Service Provider fails to meet its obligations with respect to any such Critical Deliverables, then, in addition to other remedies available to Airbnb, Service Provider shall pay or credit to Airbnb the Deliverable Credits specified in the Statement of Work or established as part of a project or action plan on a case-by-case basis in recognition of the diminished value of the Services resulting from Service Provider’s failure to meet the agreed upon level of performance, and not as a penalty. If Airbnb recovers monetary damages from Service Provider as a result of Service Provider’s failure to meet its obligations with respect to one or more Critical Deliverables, Service Provider shall be entitled to set-off against such damages any Deliverable Credits paid for the failure(s) giving rise to such recovery. Deliverable Credits are not counted toward and are not subject to the overall cap on Service Provider’s liability and are in addition to Reward & Discount Credits.

11. CONTINUOUS IMPROVEMENT AND BENCHMARKING

11.1. Continuous Improvement.

a)    As a part of the Services and projects contemplated under this Agreement, Service Provider will (i) identify ways to improve the quality and efficiency of the Services, and (ii) without violating its nondisclosure obligations owed to a third party or a third party’s proprietary rights, identify and apply, subject to the Change Control Procedures, proven techniques and tools from other engagements that would benefit Airbnb operationally and financially.

b)    Except as expressly directed otherwise by Airbnb, Service Provider will also maintain a level of technology and currency associated with the Services and Resources that is at least current with the then current level of technology: (i) that Service Provider utilizes for its other customers; and (ii) is generally accepted in the industry and compatible with then commercially available and supported technologies.

c)    Service Provider will identify for Airbnb technologies and best practices that have emerged (within Service Provider’s organization or within the market generally) that, if implemented by Airbnb (or by Service Provider on Airbnb’s behalf), would materially benefit Airbnb in terms of efficiency or performance improvement. If requested by Airbnb, Service Provider will provide Airbnb with proposals for the implementation of such technology or technologies or best practices in a manner consistent with the Change Control Procedures.

11.2. Benchmarking. Airbnb may retain an independent third party benchmarker to analyze and compare Service Providers’ Fees, rates, Service Levels, and performance to industry standards, and Service Provider will reasonably cooperate and participate in such benchmarking analysis. The benchmarker will prepare a report regarding its findings, and, as requested by Airbnb, the Parties will discuss and address, as mutually agreed, any deficiencies or deviations from market standards. Service Provider will not bear any charges for the benchmarker’s services.

11.3. Continuous Improvement Reviews. Service Provider acknowledges that the quality of the Services provided in certain Service areas can and shall be improved during the Term and agrees that the Service Levels in such Service areas shall be enhanced periodically in response to any improvement in Service quality. In furtherance of this commitment, the Parties shall review the Service Levels, the performance data collected and reported by Service Provider and relevant industry data and trends on an annual basis (or more frequently if requested by Airbnb). As part of such review process, the Parties shall, at no additional cost to Airbnb, improve the Service Levels to reflect the higher performance levels actually attained or attainable by Service Provider in accordance with Attachment F (Fees and Fee Methodology). In addition, subject to Section 3.10 (New Services) and Attachment F (Fees and Fee Methodology), the Parties shall agree, to the extent reasonable and appropriate, to (a) improve the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods available to perform the Services; (b) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness or productivity of the Services; (c) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by Airbnb; and (d) modify or increase the Service Levels to reflect agreed upon changes in the manner in which the Services are performed by Service Provider.

12. CONFIDENTIALITY

12.1. Confidential Information. Service Provider and Airbnb each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer’s business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, “Confidential Information” means (a) this Agreement, (b) all information marked confidential, restricted or proprietary by either Party, and (c) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked, including Personal Data processed or accessed by the Service Provider under this Agreement.

12.2. Obligations.

a)    During the Term and at all times thereafter, Service Provider and Airbnb will not disclose, and will maintain the confidentiality of, any Confidential Information of the other Party. Airbnb and Service Provider will each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. Service Provider Personnel will not have access to Airbnb Confidential Information without proper authorization. Upon receiving such authorization, authorized Service Provider Personnel will have access to Airbnb Confidential Information only to the extent necessary for such person to perform his or her obligations under this Agreement or as otherwise naturally occurs in such person’s scope of responsibility, provided that such access is not in violation of Laws.

b)    The Parties may disclose Confidential Information to their Affiliates, auditors, attorneys, accountants, advisors, consultants and contractors, where (i) use by such person or entity is authorized under this Agreement, (ii) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility, (iii) the person or entity agree in writing to assume the obligations described in this Section or are under a professional duty that is the same or similar to the obligations of this Section, and (iv) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity in connection with their obligations and takes all reasonable measures to ensure that the Confidential Information is not disclosed or used in contravention of this Agreement. Any disclosure to such person or entity will be under the terms and conditions as provided herein.

c)    Neither Party will (i) make any use or copies of the Confidential Information of the other Party except as contemplated by this Agreement, (ii) acquire any right in or assert any lien against the Confidential Information of the other Party, (iii) sell, assign, transfer, lease, or otherwise dispose of Confidential Information to third parties or commercially exploit such information, or (iv) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including copies of such information) to the other Party, if requested to do so. Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party will return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to or relates to the other Party’s Confidential Information within [***]. Each Party will deliver to the other Party written certification of its compliance with the preceding sentence signed by an officer of such Party.

12.3. Exclusions. Notwithstanding the foregoing, Confidential Information (other than Personal Data) will not include any particular information which the receiving Party can demonstrate (a) is, at the time of disclosure to it, in the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations, (b) after disclosure to it, is published by the disclosing Party or otherwise becomes part of the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations, (c) is lawfully in the possession of the receiving Party at the time of disclosure to it, (d) is received from a third party having a lawful right to disclose such information, or (e) is independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, the receiving Party will not be considered to have breached its obligations under this Article 12 for disclosing Confidential Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government body; provided that, promptly upon receiving any such request or determination that such disclosure is required to be made, such Party advises the other Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may have an opportunity to object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information. The receiving Party will use commercially reasonable efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Confidential Information.

12.4. Loss of Confidential Information. Each Party will: (a) immediately notify the other Party of any possession, use, knowledge, disclosure or loss of such other Party’s Confidential Information in contravention of this Agreement; (b) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure or loss; (c) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (d) promptly use commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential Information. Each Party shall bear any costs it incurs in complying with this Section 12.4.

12.5. No Implied Rights. Each Party’s Confidential Information will remain the property of that Party. Neither Party will alter or obliterate any trademark, trademark notice, copyright notice, confidentiality notice or any notice of any other proprietary right of the other Party on any copy of the Confidential Information, and will faithfully reproduce any such mark or notice on all copies of such Confidential Information. Nothing contained herein will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Confidential Information of the other Party.

13. DATA PROTECTION

13.1. Personal Data. In this Agreement “Personal Data” and “Processed” shall have the meaning given to them under Data Protection Laws.

13.2. To the extent that either Party provides Personal Data to the other Party, then (i) both Parties will comply with applicable Data Protection Laws; and (ii) Service Provider shall comply with the Data Privacy and Security Standards attached to this Agreement at Exhibit 6, in relation to any Personal Data Processed in connection with this Agreement.

14. OWNERSHIP OF MATERIALS

14.1. Airbnb Owned Materials.

a)    As between the Parties, Airbnb (and/or its Affiliates, as applicable) will be the sole and exclusive owner of all Airbnb (and/or Affiliate) owned Materials, including Airbnb Owned Software, and all enhancements and Derivative Works of such Materials, intellectual property rights in such Materials and will retain all of Airbnb’s rights in all Airbnb developed and provided Materials (all such owned, developed and provided Materials, “Airbnb Owned Materials”). In addition, the Policy and Procedures Manual shall be considered Airbnb Owned Materials. Airbnb grants to Service Provider a non-exclusive, nontransferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Airbnb Owned Materials for the sole purpose of providing the Services during the Term and through the End Date. This license does not give Service Provider the right, and Service Provider is not authorized, to sublicense such Airbnb Owned Materials or use them for the benefit of other customers or for any other purpose without Airbnb’s prior consent.

b) Disclaimer. THE AIRBNB OWNED MATERIALS AND THE AIRBNB LICENSED THIRD PARTY MATERIALS (IF ANY) ARE PROVIDED BY AIRBNB TO SERVICE PROVIDER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. AIRBNB EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SERVICE PROVIDER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2. Developed Materials.

a)    All right, title and interest in or to Developed Materials will be owned by Airbnb and considered to be works made for hire and owned by Airbnb. If any such Developed Materials may not be considered a work made for hire under applicable Laws, Service Provider hereby irrevocably assigns, and will assign, to Airbnb without further consideration, all of Service Provider’s right, title and interest in and to such Developed Materials. Service Provider acknowledges that Airbnb and the successors and assigns of Airbnb will have the right to obtain and hold in their own name any intellectual property rights in and to such Developed Materials. Service Provider agrees to execute any documents and take any other actions reasonably requested by Airbnb to effectuate the purposes of this Section. Airbnb grants to Service Provider a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Developed Materials for the sole purpose of providing the Services during the Term and through the End Date. Airbnb may, in its sole discretion and upon such terms and at such prices as Airbnb and Service Provider may agree, grant Service Provider a license to use the Developed Materials for other purposes and to sublicense such Developed Materials.

b)    Notwithstanding Section14.2(a), Derivative Works of Service Provider Owned Software created by Service Provider in the course of providing Services under this Agreement will be owned by Service Provider, unless otherwise agreed. If the creation of such Derivative Work is specifically requested and paid for by Airbnb it will be treated as a work made for hire under Section 14.2(a) and, unless otherwise agreed, will be owned by Airbnb. Service Provider hereby grants to Airbnb a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Service Provider Owned Software for the benefit and use of Airbnb.

c)    Source Code and Documentation. If any Developed Material includes Software, Service Provider shall, promptly as it is developed by Service Provider, provide Airbnb with all of the source code and object code and documentation for all Airbnb owned Developed Materials. Such source code and technical documentation shall be sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support such Materials, and the user documentation for such Materials shall accurately describe in terms understandable by a typical end user the functions and features of such Materials and the procedures for exercising such functions and features

14.3. Service Provider Owned Materials.

a)    Service Provider will be the sole and exclusive owner of the (i) Materials it lawfully owned prior to the Effective Date, (ii) third party Materials acquired by Service Provider on or after the Effective Date, (iii) Derivative Works of Service Provider Owned Software created by Service Provider, unless otherwise provided in this Agreement or agreed by the Parties, and (iv) Materials developed by Service Provider other than in the course of the performance of its obligations under this Agreement or in connection with the use of any Airbnb Owned Materials (“Service Provider Owned Materials”), including intellectual property rights in such Service Provider Owned Materials. Service Provider grants to Airbnb (and at Airbnb’s request, Third Party Contractors that sign a written agreement with Airbnb to be bound by terms at least as protective as the terms contained herein applicable to such Materials) a non-exclusive, non-transferable, worldwide, irrevocable, fully paid-up limited right and license to use, execute, reproduce, display, perform, modify, distribute, and create Derivative Works of the Service Provider Owned Materials for the sole purpose of receiving the Services during the Term and through the End Date pursuant to this Agreement. This license does not give Airbnb the right, and Airbnb is not authorized, to sublicense such Service Provider Owned Materials.

b)    Service Provider may not embed Service Provider Owned Materials or third party Materials in Developed Materials without Airbnb’s prior written approval. To the extent that Service Provider Owned Materials are embedded in any Developed Materials or required for the enjoyment and use of any Developed Materials, Service Provider will not be deemed to have assigned its intellectual property rights in such Service Provider Owned Materials to Airbnb, but Service Provider hereby grants to Airbnb a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Service Provider Owned Materials for the benefit and use of Airbnb for so long as such Service Provider Owned Materials remain embedded in such Developed Materials or are required to enjoy and use such Developed Materials.

c)    Airbnb will be informed of and have the right to approve the introduction of any Service Provider Owned Materials prior to Service Provider’s use of such Materials to provide the Services.

14.4. General Rights. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party.

14.5. Airbnb Rights Upon Expiration or Termination of Agreement. As part of the Termination Assistance Services, Service Provider will provide the following to Airbnb with respect to Airbnb Owned Materials and Developed Materials, at no cost to Airbnb: (a) All Airbnb Owned Materials and Developed Materials, including the Policy and Procedures Manual, and all copies thereof in the format and medium in use by Service Provider in connection with the Services as of the date of such expiration or termination; and (b) Following confirmation by Airbnb that the copies of the Airbnb Owned Materials and Developed Materials delivered by Service Provider are acceptable and the completion by Service Provider of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Service Provider’s possession and cease using such Materials for any purpose.

14.6. Consents. Service Provider will have financial and administrative responsibility for obtaining and maintaining all Consents and any additional licenses that may be necessary for Service Provider to (i) perform the Services required under this Agreement, or (ii) to secure any rights of use of or access to any assets required by the Service Provider in providing the Services, including Equipment, Software, or third-party contracts. Each Party will cooperate with the other Party in obtaining and maintaining the Consents. If the Parties are unable to obtain a Consent, the Service Provider will implement, subject to Airbnb’s prior approval, alternative approaches as necessary to provide the Services without such Consent. The Service Provider will be responsible for the financial costs of such alternative approaches.

14.7. License Upon Termination. Without limiting Airbnb’s other rights and licenses under this Article 14, effective upon expiration or termination of this Agreement:

a)    Service Provider hereby grants to Airbnb a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of scripts, call flows, the Policies and Procedures Manual, quality assurance manuals and documentation, call volumes and forecasting information, and other similar Materials, but excluding Service Provider Owned Materials which are Software internal to Service Provider’s operations. The foregoing license includes rights of use for any third party appointed by Airbnb to deliver services that are the same as or similar to the Services.

b)    Service Provider hereby grants to Airbnb a worldwide perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of any Service Provider Owned Materials that Service Provider embeds into Airbnb’s information technology environment for the benefit and use of Airbnb for so long as such Service Provider Owned Materials remain embedded therein.

c)    Service Provider hereby grants to Airbnb a worldwide perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of any Service Provider Owned Materials that are required for Airbnb to search, access, and analyze previously recorded calls.

Unless Airbnb otherwise agrees prior to Service Provider’s first use of such Materials in the performance of the Services, the Service Recipients (and, at Airbnb’s election, Airbnb Third Party(ies)) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights above.

15. Service Provider shall not use any such Materials for which it is unable to offer such license or other rights without Airbnb’s prior written approval (and absent such approval, Service Provider’s use of any such Materials shall obligate Service Provider to provide, at no additional charge, such license and other rights to Airbnb, Airbnb Affiliates, the Service Recipients and designated Airbnb Third Party(ies).CONTINUED PROVISION OF SERVICES

15.1. Disaster Recovery and Business Continuity. Service Provider will comply with the business continuity and disaster recovery obligations set out in Attachment H (Disaster Recovery and Business Continuity Plans) of Exhibit 2.

15.2. Force Majeure.

a)    Subject to 15.2(d), if and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed directly or indirectly by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event” to the extent a Party is excused as described below), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party will be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event, provided that: (i) such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means, and (ii) in the case of Service Provider, (A) such non-performance, hindrance or delay was not caused by Service Provider’s failure to comply with the disaster recovery and business continuity obligations, and (B) such Force Majeure Event destroyed or rendered inoperable Service Provider Location or operating environment relating to the impacted Services.

b)    The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

c)    Whenever a Force Majeure Event causes Service Provider to allocate resources between or among Service Provider’s customers, Airbnb will receive at least the same priority as it received immediately prior to the Force Majeure Event unless Service Provider has an express contractual obligation and fee to provide a higher priority to such customer in respect of the allocation of such resources. In addition, Service Provider will not redeploy or reassign any personnel primarily assigned to the Airbnb account to another account in the event of a Force Majeure Event affecting the Parties or any other customer of Service Provider.

d)    For the avoidance of doubt, a Force Majeure Event does not include (i) strikes, industrial action and other similar actions involving or affecting Service Provider Personnel (ii) any event which a prudent services provider, operating in a similar service market could reasonably have foreseen and prevented or avoided, or (iii) events affecting a Subcontractor or supplier of the Service Provider that would not have constituted a Force Majeure Event under this Agreement.

e)    Upon the occurrence of a Force Majeure Event that constitutes a disaster under the applicable disaster recovery/business continuity plan, Service Provider shall promptly implement, as appropriate, such disaster recovery/business continuity plan and provide disaster recovery and business continuity services as described in such plan. The occurrence of a Force Majeure Event shall not relieve Service Provider of its obligation to implement the applicable disaster recovery/business continuity plan and provide disaster recovery and business continuity services.

15.3. Substitute Services. If any Force Majeure Event has substantially prevented, hindered or delayed, or is reasonably expected to substantially prevent, hinder or delay, the performance by Service Provider or one of its Subcontractors of Services for longer than the recovery period specified in the applicable disaster recovery plan, or if there is no such recovery period, [***], Service Provider shall, unless and until otherwise directed by Airbnb, use commercially reasonable efforts to procure such Services from an alternate source at Service Provider’s expense for so long as the delay in performance shall continue. If Service Provider is unable to procure such substitute services on an expedited basis or Airbnb elects to contract directly for such services, Airbnb may procure such Services from an alternate source at Service Provider’s expense up to the Fees actually paid to Service Provider with respect to the period of non-performance. Service Provider shall not have the right to additional payments or increased usage charges as a result of any Force Majeure Event affecting Service Provider’s ability to perform.

15.4. Termination. If any Force Majeure Event prevents, hinders or delays the performance by Service Provider or one of its Subcontractors of Services in any material respect (i) for more than [***], Airbnb, at its option, may terminate any portion of this Agreement so affected without payment of Termination Charges; or (ii) for more than [***], Airbnb, at its option, may terminate this Agreement in whole or part without payment of Termination Charges. If, in either event, Airbnb elects to terminate less than all Services, the Charges payable under this Agreement shall be equitably adjusted, in accordance with the pricing methodology set forth in this Agreement, to reflect such partial termination.

16. FEES, INVOICING, AND PAYMENTS

16.1. Fees.

a)    Fees and Methodology. Subject to Section 3.7 of the Agreement, the Fees for the performance of the Services by Service Provider are set out in Exhibit 2 (Attachment titled “Fees and Fee Methodology”) and will arise, be invoiced, and payable pursuant to this Agreement. Such Fees shall fully compensate Service Provider for providing the Services. Airbnb shall not be required to pay Service Provider any amounts for the Services in addition to such Fees. Unless expressly stated otherwise in Attachment F of Exhibit 2 or subsequent document that is mutually executed by the Parties, all Fees and payments are in USD. Service Provider will bear any and all currency fluctuation risks inherent in the Service delivery model, unless expressly agreed otherwise. All costs, expenses, charges, fees or other amounts incurred by Service Provider prior to the Effective Date are included in the Fees and are not to be separately paid or reimbursed by Airbnb.

b)    Fees for Contract Changes. Unless otherwise agreed, changes in the Services (including changes in the Airbnb standards, strategic plans, technology and business process plans, business processes, Software, Equipment, Materials and Systems) and changes in the rights or obligations of the Parties under this Agreement (collectively, “Contract Changes”) shall result in changes in the applicable Fees only if and to the extent (i) this Agreement expressly provides for a change in the Service Provider Fees in such circumstances; (ii) the agreed upon Fees or pricing methodology expressly provides for a price change in such circumstances (for example, the Statement of Work specifies the number of FTEs or hours of coverage to be provided for the quoted price); or (iii) the Contract Change meets the definition of billable project or New Service and additional Fees are applicable in accordance therewith.

16.2. Incidental Expenses. Service Provider acknowledges that, except as expressly provided otherwise in Attachment F (Fees and Fee Methodology) of Exhibit 2, expenses that Service Provider incurs in performing the Services (including travel-related expenses) are included in Service Provider’s Fees and rates. Accordingly, such Service Provider expenses are not separately reimbursable by Airbnb unless Airbnb has agreed in advance in writing to reimburse Service Provider for the expense.

16.3. Invoicing.

a)    Transition is to be invoiced in accordance with this Agreement.

b)    Except as set forth in Section 16.3(a) above, commencing upon the first Commencement Date and continuing until the End Date, Service Provider will render a single consolidated invoice to Airbnb on a [***] basis for all applicable fixed and variable Fees, adjusted for any relevant Reward & Discount Credits or other mutually agreed adjustments.

c)    All Fees under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month, as applicable. Each invoice will show the details reasonably specified by Airbnb from time to time, including details necessary to: (1) reconcile the Fees to the contractual commitments that give rise to them; and (2) satisfy Airbnb’s internal accounting and chargeback requirements (such as allocating Fees among business units, Service components, projects, locations, Affiliates and departments). Such invoices will separately identify Pass-Through Expenses for the month, amounts prepaid by Airbnb, and the amount of any taxes Service Provider is collecting from Airbnb.

d)    All invoices will be inclusive of all relevant taxes and will provide details of any allocation, algorithm or other calculation that was used to derive the amounts set forth in the invoice.

16.4. Time Limitation. If Service Provider fails to invoice Airbnb for any amount within [***] after the date in which the amounts in question should have been invoiced save for the failure to invoice was caused by Airbnb or disputed fees in accordance with Clause 16.6, Service Provider waives any right it may otherwise have to invoice for and collect such amount.

16.5. Payment Due. Airbnb will pay any undisputed amounts due no later than [***] following receipt by Airbnb of each invoice that complies with the requirements set out in this Agreement. Airbnb will have the right to set off against amounts owed by Airbnb under this Agreement any amount the Service Provider is obligated to pay or credit Airbnb under this Agreement. To the extent a credit may be due to Airbnb pursuant to this Agreement, Service Provider will provide Airbnb with the credit against amounts then due and owing; if no further payments are due to Service Provider, Service Provider will promptly pay such amounts to Airbnb.

16.6. Disputed Fees.

a)    Airbnb may withhold or deduct amounts that Airbnb reasonably disputes in good faith and the Parties shall make good faith efforts to resolve such dispute in a timely manner. Airbnb will provide Service Provider notice of such an event, a description of the particular amounts in dispute, and an explanation of the reason why Airbnb disputes such amounts.

b)    In the event the total of such amounts at a particular point in time exceeds [***], (i) Service Provider will provide notice of such fact to Airbnb, (ii) Airbnb will, within [***] following Airbnb’s receipt of such notice, deposit such additional withheld amounts in excess of [***] into an escrow account if Service Provider raises reasonable credit concerns regarding Airbnb in such notice, and (iii) the Parties will each use their reasonable efforts to meet and negotiate in good faith in an attempt to resolve disputes relating to such amounts within [***] following Airbnb’s receipt of Service Provider’s notice in accordance with an expedited dispute resolution procedure substantially similar to that described in Article 24 (Dispute Resolution). In the event that any dispute under this Section is resolved in favor of Service Provider, Airbnb will, or will direct the escrow agent to, pay unpaid amounts for such dispute within [***]. In the event that the dispute is resolved in favor of Airbnb, and Airbnb has previously made payment to Service Provider or deposited such amount in escrow, Service Provider will, (i) for amounts previously paid to Service Provider, credit such amounts on the next invoice cycle after resolution of such dispute, and (ii) with respect to amounts deposited in escrow, direct the escrow agent to immediately release such amounts to Airbnb. The escrow agreement will require that all disputed amounts that are deposited into escrow pursuant to this Section will remain in escrow until the dispute relating to each such amount is resolved.

c)    Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

d)    Neither the failure to dispute any amount prior to payment nor the failure to withhold any amount will constitute, operate, or be construed as a waiver of any right Airbnb may otherwise have to dispute any amount or recover any amount previously paid and such claim or recovery shall not be considered damages subject to, or that reduce, any limitation of liability.

16.7. Taxes.

a)    Airbnb and Service Provider will each be responsible for their own property and income (including franchise and privilege) taxes. Service Provider will be fully responsible for (i) all taxes based on or measured by Service Provider’s or its Affiliates’ or Subcontractors’ gross revenues (other than sales, use, excise, or consumption taxes, gross receipts taxes, or any similar taxes assessed by a Governmental Authority, such as value added taxes on the Services provided to Airbnb), (ii) taxes based on or measured by the income of Service Provider, its Affiliates, its Subcontractors, or Service Provider Personnel, including additional income taxes relating to such individual’s Services and travel and lodging expenses, (iii) import or export taxes, (iv) employment related taxes, and (v) any tax penalties, levies, fees, interest, and/or charges arising from Service Provider’s failure to properly reflect or identify taxes on invoices or related to any of the foregoing, whether such is levied or charged to Service Provider or any of its Affiliates, Subcontractors, or Service Provider Personnel. The taxes described above include similarly characterized amounts.

b)    Airbnb will be financially responsible for transfer taxes, which may be comprised of services, value added or VAT (subject to receipt of a valid VAT invoice), sales, use, excise, consumption, or gross receipts taxes or taxes arising as a result of receipt of the Services and to the extent properly chargeable to Airbnb under applicable Law of the countries and jurisdictions where the Services are received by Airbnb. Service Provider will be financially responsible for all other transfer taxes. If Airbnb is subject to any such transfer taxes, each applicable Service Provider invoice will be supported by line-item detailed analysis of such taxes. Service Provider will be fully responsible for all penalties, fees, interest or charges levied by any legal or regulatory body arising from Service Provider’s failure to timely or properly invoice taxes as required under this Agreement or at law. Service Provider will work with Airbnb to efficiently manage and mitigate, as legally permissible, any applicable transfer taxes, including the recovery of recoverable taxes. Withholding taxes, if applicable, will be subtracted from payments due under this Agreement and such net payment will constitute payment in full of the amount due to Service Provider.

17. AUDIT RIGHTS AND OPEN BOOK

17.1. Audit. The Parties will comply with the procedures and requirements set forth in Exhibit 3 (Audits) during the Term and thereafter until the greater of [***] with respect to tax and regulatory matters, and (c) such longer period as required by Law.

17.2. Open Book. On an annualized basis as determined by Airbnb, Airbnb may request the Service Provider to share financial details in relation to the management of the Services so as to benchmark against industry standards, and such requests may include information about other third-party services. PROVIDED THAT

a. Service Provider will not be obliged to disclose information that will cause or require Service Provider

(1) to breach any confidentiality obligation of Service Provider to any third party (including but not limited to any provider of goods, services, or facilities); or

(2) to disclose Service Provider’s proprietary information, trade secrets, commercially sensitive information, or such other similar information;

and

b. if Service Provider provides such information that is not excluded by sub-clause (a), it will be only to an auditing firm appointed at Airbnb’s sole expense. Airbnb will instruct such firm (i) to provide Airbnb with only Service Provider’s benchmark rating (for example, lower, similar, or higher than the industry norm for similar level and quality of services); and (ii) to desist from providing Airbnb with any other data provided by Service Provider, including but not limited to pricing information.

18. REPRESENTATIONS AND WARRANTIES

18.1. By Airbnb. Airbnb represents and warrants that:

a)    Airbnb is a corporation duly incorporated, validly existing and in good standing under the Laws of Ireland;

b)    Airbnb has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; and

c)    The execution, delivery and performance of this Agreement has been duly authorized by Airbnb.

18.2. By Service Provider. Service Provider represents, warrants and covenants that:

a)    Service Provider is a corporation duly incorporated, validly existing and in good standing under the Laws associated with it in the preamble;

b)    Service Provider has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

c)    The execution, delivery and performance of this Agreement has been duly authorized by Service Provider;

d)    There is no outstanding litigation, arbitrated matter or other dispute to which Service Provider is a party which, if decided unfavorably to Service Provider, would reasonably be expected to have a potential or actual material adverse effect on Airbnb’s or Service Provider’s ability to fulfill its respective obligations under this Agreement;

e)    Service Provider is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Service Provider’s ability to fulfill its obligations under this Agreement;

f)    Service Provider has not, directly or indirectly, given and will not give, or permit to be given by its representatives, any commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than minimal value or otherwise in violation of Airbnb’s policies to any employee, representative, advisor or agent of Airbnb in connection with this Agreement;

g)    Service Provider will comply with Article 6 (Compliance with Laws);

h)    Service Provider has and will maintain an adequate capacity of legally permissible and qualified personnel and resources to perform the Services and its other obligations as required under this Agreement. Furthermore, Service Provider will not assign Services to be performed to any Service Provider Personnel who are unauthorized aliens in the jurisdiction where such Service Provider Personnel are providing Services;

i)    Service Provider Personnel shall have the appropriate level of skill, experience and qualifications to perform the Services;

j)    Service Provider will perform the Services in a diligent, professional, and workmanlike manner with due care and skill as required under this Agreement, including the Service Levels;

k)    Any and all Transition Milestones shall be met exercising all due skill, care and diligence;

l)    Any Deliverables are free of errors and material defects and shall be of good and merchantable quality and fit for its intended purposes;

m)    None of the Services, Service Provider Owned Materials, or Developed Materials will infringe upon the proprietary rights of any third party (except such infringements as may result from modifications made solely by Airbnb, unless Airbnb performed such modifications in accordance with Service Provider’s request or specifications for which there was no reasonable design alternative available to Airbnb). In addition, with respect to Third Party Software provided by Service Provider pursuant to this Agreement, Service Provider covenants that it shall obtain and provide intellectual property indemnification for the Service Recipients (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of the Service Recipients) from the suppliers of such Software. Unless otherwise approved in advance by Airbnb, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Service Provider to the Service Recipients under this Agreement, or (ii) the best indemnification available in the industry for the same or substantially similar types of software products;

n)    as applicable or where required, the Deliverables are fully capable of being integrated with Airbnb IT Systems and will operate on and be fully compatible with Airbnb operating system and hardware and any third party hardware or software recommended by Service Provider, as more particularly set out in Exhibit 5 (General IT Requirements);

o)    Service Provider has and will maintain throughout the Term, sufficient financial resources to perform its obligations under this Agreement;

p)    Developed Materials, Service Provider Owned Materials, and other applicable Deliverables will conform in all material respects to the requirements and Acceptance Criteria, if any, described in this Agreement, the applicable project, or as otherwise agreed in writing by the Parties (e.g., a document that describes the functional or technical requirements of a Software deliverable);

q)    Service Provider will conduct its business consistent with the United Nations Global Compact’s Ten Principles, as may be amended from time-to-time, pertaining to human rights, labor standards, the environment, and anti-corruption. These principles are located at www.unglobalcompact.org as of the Effective Date;

r)    Service Provider shall not insert into any Software used by it hereunder or delivered as part of the Deliverables, any code or other device that would have the effect of disabling, damaging, erasing, delaying, or otherwise shutting down all or any portion of the Services or the hardware, software, or data used in performing the Services or any of the Deliverables. Service Provider shall not invoke such code or other device at any time, including upon expiration or termination of this Agreement for any reason; and

s)    Service Provider represents, warrants and covenants that, in the performance of the Services and its other contractual obligations hereunder, it shall comply, and shall cause Subcontractors and Service Provider Personnel to comply, with the Airbnb Code of Ethics as set forth in Exhibit 8, Attachment C.

18.3. DISCLAIMER. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

19. TERMINATION

19.1. Termination for Cause by Airbnb.

a)    Airbnb may terminate this Agreement, in whole or in part, for cause as of a date specified in the notice of termination if Service Provider:

i.    commits a material breach that is not cured within [***] after receipt of written notice of the breach from Airbnb;

ii.    commits a material breach that is not capable of being cured within [***];

iii.    commits a breach of the Code of Ethics set forth in Attachment C to Exhibit 8 or anti-corruption Laws;

iv.    commits numerous breaches within [***], whether or not each such breach is a material breach, and whether or not each such breach was cured, that taken together constitute a material breach of this Agreement and thereafter fails to: (A) provide Airbnb assurances, reasonably acceptable to Airbnb, that similar breaches will not occur in the future within [***] of Airbnb’s request, (B) cure the systematic and underlying causes relating to such breaches within [***] of Airbnb’s request, and (C) timely cure all of the curable breaches giving rise to this right within no more than [***] or pursuant to a plan reasonably agreed to by the Parties;

v.    fails to perform its responsibilities under any business continuity and disaster recovery plan (including as specified in Attachment H (Disaster Recovery and Business Continuity Plans) of Exhibit 2), including such business continuity or disaster recovery plans that apply to Service Provider Locations, or fails to comply with any requirement in Exhibit 5 (General IT Requirements) which provides Airbnb an express termination right therein;

vi.    fails to successfully complete any Transition Milestone in accordance with the applicable Transition Plan and such failure has a material impact on this Agreement or the business or operations of Airbnb as reasonably determined by Airbnb within [***] of the occurrence of such failure;

vii.    fails to meet (1) the Minimum Service Level for the same Critical Performance Indicator [***] or (2) the Minimum Service Level for any combination of Critical Performance Indicators [***] (a “Service Level Termination Event”); provided, however that the express acknowledgment that a certain amount of Reward & Discount Credits or number of Service Level Defaults (as defined in Exhibit 2 (Statement of Work) constitutes grounds for termination under Section 19.1(a)(vii) does not imply that a lesser amount or number cannot constitute a material breach of this Agreement and therefore grounds for termination under other subsections, and no Party shall contend otherwise in any dispute or controversy between the Parties; or

viii.    fails to comply with this Agreement and such failure results in a regulatory entity notifying Airbnb that it is subjecting Airbnb to a hearing or tribunal or withdrawing any license granted to Airbnb or Service Provider and such hearing, tribunal or withdrawal would have a material adverse effect on Airbnb’s operations or business or the Services.

19.2. Termination for Cause by Service Provider. In the event that Airbnb fails to pay undisputed Fees by the required due date and the total of all such overdue undisputed Fees exceeds [***] invoiced in the prior [***], then, if Airbnb fails to pay such amounts within [***] of receipt of written notice, whether or not it is a formal demand, from Service Provider of its intention to terminate, Service Provider may terminate this Agreement by providing written notice to Airbnb.

19.3. Terminations by Airbnb.

a)    No Termination Charges. Airbnb may terminate this Agreement, in whole or in part, at any time in the case of:

i.    a Force Majeure Event continues for certain periods, as set out in Section 15.4;

ii.    any act or omission of Service Provider (whether or not a breach of this Agreement) results in a regulatory entity notifying Airbnb that it may consider withdrawing any license granted to Airbnb or Service Provider and such withdrawal would have a material adverse effect on Airbnb’s operations or business or the Services; or

iii.    change in the Service Provider’s (or its Service Provider Guarantor’s) financial condition or ability to operate as a going concern.

19.4. Termination Charges. Termination Charges will only apply as and if expressly stated in this Agreement. No Termination Charges apply for a termination for cause by Airbnb or in connection with any termination or expiration following the Initial Term. Airbnb will have the right to terminate this Agreement, in whole or in part, at any time for convenience upon a [***] written notice period and the payment of the applicable Termination Charges, if any, set out in Attachment F (Fees and Fee Methodology) of Exhibit 2.

19.5. Termination Due to Change in Laws. Airbnb will have the right to terminate this Agreement at any time, in whole or in part (e.g. a valid SOW) by giving Service Provider at least [***] prior notice and designating a date upon which such termination shall be effective, in the event that any new or changes to existing (a) Laws results in an increase of [***] or more in the estimated average monthly Fees with respect to the affected portion of the Services or (b) taxes results in an increase of Airbnb’s (or its Affiliates’) tax burden relating to this Agreement and such increase is greater than [***] of the average monthly Fees with respect to the affected portion of the Services; unless, in either case, Airbnb would have incurred such additional Fees or taxes regardless of whether it had outsourced to Service Provider.

19.6. Termination by Airbnb for Service Provider Change of Control. In the event of a change in Control of Service Provider (or that portion of Service Provider providing all or any material portion of the Services), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Service Provider (or that portion of Service Provider providing all or any material portion of the Services) are acquired by any entity, or Service Provider (or that portion of Service Provider providing all or any material portion of the Services) is merged with or into another entity to form a new entity (a “Change of Control”), then at any time following the disclosure or occurrence or disclosure of such actual or anticipated Change of Control and within [***] after the last to occur of such events giving rise to the Change of Control, Airbnb may at its option terminate this Agreement, with the payment of any Termination Charges, by giving Service Provider at least [***] prior notice and designating a date upon which such termination will be effective.

19.7. Termination Upon Airbnb Merger or Acquisition. If, in a single transaction or series of transactions, Airbnb is acquired by any other Entity (by stock sale, asset sale or otherwise) or merges with any other Entity, where the Entity is a competitor of Airbnb, then, at any time within [***] after the last to occur of such events, Airbnb may at its option terminate this Agreement by giving Service Provider at least [***] prior notice and designating a date upon which such termination shall be effective. Service Provider shall not be entitled to any Termination Charges in connection with such a termination.

19.8. Termination for Insolvency. If any Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (c) passes a resolution for its voluntary liquidation, (d) has a receiver or manager appointed over all or substantially all of its assets, (e) makes an assignment for the benefit of all or substantially all of its creditors, (f) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, (g) fails or become incapable of paying its debts as they become due or is otherwise in default under material contracts and fails to promptly cure such defaults, or (h) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Service Provider shall not have the right to terminate under this Section so long as Airbnb pays for the Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this Agreement due to the insolvency of the other Party, such termination shall be deemed to be a termination for cause hereunder. Service Provider shall not be entitled to any Termination Charges in connection with such a termination.

19.9. Airbnb Rights Upon Service Provider’s Bankruptcy.

a)    General Rights. If Service Provider’s bankruptcy or other formal procedure referenced in Section 19.8 or the filing of any petition under bankruptcy laws affecting the rights of Service Provider is not stayed or dismissed within [***] after filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Airbnb shall have the immediate right to retain and take possession for safekeeping all Airbnb Data, Airbnb Confidential Information, Airbnb licensed Third Party Software, Airbnb owned Equipment, Airbnb Owned Materials, Airbnb owned Developed Materials, and all other Software (including all source code), Equipment, Systems or Materials to which the Service Recipients are or would be entitled during the Term or upon the expiration or termination of this Agreement. Service Provider shall cooperate fully with the Service Recipients and assist the Service Recipients in identifying and taking possession of the items listed in the preceding sentence. Airbnb shall have the right to hold such Airbnb Data, Airbnb Confidential Information, Airbnb licensed Third Party Software, Airbnb owned Equipment, Airbnb Owned Materials, Airbnb owned Developed Materials, Software (including all source code), Equipment, Systems and Materials until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to Airbnb that they shall be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Service Provider and Airbnb agree that without this material provision, Airbnb would not have entered into this Agreement or provided any right to the possession or use of such Airbnb Data, Airbnb Confidential Information, Airbnb licensed Third Party Software, Airbnb owned Equipment, Airbnb Owned Materials, Airbnb owned Developed Materials, Software (including all source code), Equipment, Systems and Materials covered by this Agreement.

b)    Airbnb Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, if Service Provider becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of the Service Recipients arising under or otherwise set forth in this Agreement, including the rights of the Service Recipients referred to in Section 14.5 (Airbnb Rights Upon Expiration or Termination of Agreement), shall be deemed fully retained by and vested in the Service Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Service Provider is the debtor; (ii) Airbnb shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of the Service Recipients under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by the Service Recipients after any Bankruptcy Rejection as though this Agreement were terminated or expired. Airbnb shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, including without limitation any of the rights of Airbnb referenced in Section 14.5 (Airbnb Rights Upon Expiration or Termination of Agreement).

19.10.    Termination for Service Provider Degraded Financial Condition. If (a) Service Provider, the Service Provider Guarantor or any Entity Controlling Service Provider has a substantial reduction in its long term credit rating as determined by Moody’s Investors Service or Standard & Poor’s, or (b) Service Provider, the Service Provider Guarantor, or any Entity Controlling Service Provider receives a “going concern” explanation or qualification from its external auditor, then Airbnb may, in its sole discretion, terminate this Agreement by giving Service Provider at least [***] prior notice. Service Provider shall not be entitled to any Termination Charges in connection with such a termination.

19.11.    Equitable Remedies. Service Provider will not abandon this Agreement or wilfully refuse to provide any of the Services. Subject only to a court’s finding as to the merits of Airbnb’s action relating to a breach of the foregoing, the Parties agree to injunctive relief to cause Service Provider to continue provision of the Services and, to the extent relevant, Termination Assistance Services without requiring Airbnb to post a bond.

20. TERMINATION ASSISTANCE

20.1. Periodic Documentation Delivery. Each [***] or as otherwise requested by Airbnb, Service Provider will provide Airbnb a copy of the scripts, call flows, Policies and Procedures Manual, quality assurance manuals, call volumes and forecasting information, documentation, in-process deliverables and work product, and other information necessary for Airbnb to transfer the Services in-house or to another service provider.

20.2. Termination Assistance Services. Service Provider will provide Termination Assistance Services upon Airbnb’s request during any Termination Assistance Period. If Airbnb is terminating for cause under Section 19.1 (Termination for Cause by Airbnb), then no Termination Assistance Service Fees will apply with respect to such termination and Termination Assistance Services, except to the extent that Airbnb elects to continue to receive operational or on-going steady state Services (e.g., answering calls) from Service Provider, which Service Provider will be paid for in accordance with Attachment F (Fees and Fee Methodology) of Exhibit 2 if Service Provider provides such Services.

20.3. Exit Rights and Obligations. As of the end of each Termination Assistance Period:

a)    The rights granted to Service Provider in Section 14.1 (Airbnb Owned material), as applicable to the terminated Services, will immediately terminate and Service Provider will:

i.    deliver to Airbnb, at no cost to Airbnb, a current copy of the relevant Airbnb Owned Materials and other materials or information required to be provided to Airbnb;

ii.    destroy or erase all other copies of the relevant Airbnb Owned Materials in Service Provider’s possession. Upon Airbnb’s request, Service Provider will certify to Airbnb that all such copies have been destroyed or erased;

b)    Service Provider will return Airbnb provided Resources to Airbnb;

c)    As and if reasonably requested by Airbnb, Service Provider will assign, transfer, or sell (for a nominal and equitable amount), as applicable, any Resources specifically purchased for Airbnb in connection with the Services;

d)    Upon Airbnb’s request, Service Provider will permit Airbnb and/or its designee to shadow (e.g., observe the performance of) Service Provider Personnel performing Services, provide reasonable access to Service Provider Personnel and Service Provider Locations (including reasonable office space to facilitate knowledge transfer and training), and reasonable access (e.g., by telephone) to persons who were Service Provider Personnel and are currently employees of Service Provider to address questions or issues with respect to Service Provider’s performance and transfer of the Services.

e)    Airbnb or its designee may undertake, without interference (including competitive employment offers or compensation designed to thwart Airbnb or its designee’s ability to hire) from Service Provider, to recruit and hire any Service Provider Personnel primarily engaged in the performance of the Services being terminated upon a reasonable schedule mutually agreed by the Parties that permits Service Provider to meet its obligations to provide Termination Assistance Services without degraded performance. Service Provider will waive and cause it Subcontractors to waive their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Airbnb or its designee. Airbnb or its designee will have reasonable access to such personnel for interviews and recruitment.

21. INDEMNITIES

21.1. Indemnity by Service Provider. Service Provider agrees to indemnify, defend and hold harmless Airbnb, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from any and all Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

a)    Service Provider’s breach of its obligations with respect to Airbnb Confidential Information or Airbnb Data, including any failure by Service Provider or its employees or subcontractors to comply with its obligations under Article 13 (Data) of this Agreement and / or the Data Protection Laws;

b)    Service Provider’s violation of:

i.    Laws or any common law protecting persons or members of a protected class or category, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic;

ii.    Laws or any common law protecting employees or workers;

c)    The inaccuracy, untruthfulness or breach by Service Provider of any representation or warranty set forth in Section 18.2 (by Service Provider);

d)    The infringement or misappropriation of any patent, trade secret, trademark, copyright or other proprietary rights by (i) the Services or any related materials, processes, or methodologies used by Service Provider, (ii) Service Provider Owned Software, (iii) Third Party Materials, (iv) Developed Materials, or (v) Equipment provided or used by Service Provider in connection with this Agreement;

e)    Service Provider’s breach of Article 6 (Compliance with Laws);

f)    Government regulators or agencies for fines, penalties, sanctions, underpayments, interest, or other remedies to the extent such fines, penalties, sanctions, underpayments, interest, or other remedies relate to Service Provider’s failure to perform any of its responsibilities under this Agreement;

g)    Claims arising out of or relating to the Services or this Agreement brought by Service Provider Personnel, Service Provider Affiliates, Subcontractors, or Service Provider or Subcontractor personnel, except to the extent that such claim arises out of an act or omission of Airbnb;

h)    Claims arising out of any WFH Impact that were Service Provider’s responsibility under this Agreement;

i)    Service Provider’s failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by Service Provider with respect to any Resources or Materials provided or made available by Airbnb;

j)    Claims arising out of or related to the Service Provider’s or the Subcontractors’ interview, hiring and/or personnel processes or claims arising out of the employer-employee relationship (including termination) between the Service Provider or a Subcontractor and any Service Provider Personnel after his or her employment start date with Service Provider, including any co-employment claims;

k)    Claims arising from Gross Negligence, wilful misconduct (with intention to cause harm), or recklessness in connection with the performance of the Services;

l)    Any claims, costs and liabilities that arise where the TUPE Regulations are applicable;

m)    Shared Facility Services. Services, products or systems provided by Service Provider to a third party from any shared Service Provider facility or using any shared Service Provider resources and not constituting Services provided to a Service Recipient or Authorized User pursuant to this Agreement.

n)    Affiliate, Subcontractor or Assignee Claims. Any claim, other than an indemnification claim under this Agreement, initiated by (i) a Service Provider Affiliate or Subcontractor asserting rights under this Agreement or (ii) any Entity to which Service Provider assigned, transferred, pledged, hypothecated or otherwise encumbered its rights to receive payments from Airbnb under this Agreement.

o)    Required Consents. Service Provider’s failure to obtain any Required Consents for which Service Provider is financially and/or administratively responsible hereunder.

21.2. Indemnity by Airbnb. Airbnb agrees to indemnify, defend and hold harmless Service Provider and its officers, directors, employees, agents, representatives, successors and assigns, from any Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

a)    Airbnb’s breach of its obligations with respect to Service Provider’s Confidential Information;

b)    The inaccuracy, untruthfulness or breach by Airbnb of any representation or warranty set forth in Section 18.1 (By Airbnb);

c)    Infringement or misappropriation of a patent, trade secret, trademark, copyright or other proprietary right by the Airbnb Owned Software;

d)    Airbnb’s breach of Article 6 (Compliance with Laws);

e)    Government regulators or agencies for fines, penalties, sanctions, underpayments, interest, or other remedies to the extent such fines, penalties, sanctions, underpayments, interest, or other remedies relate to Airbnb’s failure to perform any of its responsibilities under this Agreement; or

f)    Claims arising from Gross Negligence or wilful misconduct (with intention to cause harm) of Airbnb in connection with this Agreement.

21.3. Additional Indemnities. Service Provider and Airbnb each agree to indemnify, defend and hold harmless the other and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following:

a)    the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the Indemnifying Party (as defined below) or the failure of the Indemnifying Party to comply with its obligations under this Agreement; or

b)    the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the Indemnifying Party or the failure of the Indemnifying Party to comply with its obligations under this Agreement.

21.4. Infringement.

a)    If any Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment provided by Service Provider or its Affiliates or Subcontractors pursuant to this Agreement or used by them in the performance of the Services are found or, in Service Provider’s reasonable opinion are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or the continued use of such Materials or Equipment is enjoined, then Service Provider will promptly and at its own cost and expense and in such a manner as to minimize the disturbance to Airbnb’s business activities do one of the following:

i.    Obtain for Airbnb the right to continue using such Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment;

ii.    Modify the item(s) in question so that it is no longer infringing (provided that such modification does not degrade the performance or quality of the Services or adversely affect Airbnb’s intended use as contemplated by this Agreement); or

iii.    Replace such item(s) with a non-infringing functional equivalent acceptable to Airbnb.

b)    If, after commercially reasonable efforts, Service Provider determines in good faith that options (i) - (iii) in Section 21.4(a) are not feasible, Service Provider will remove the infringing Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment from the Services and equitably reduce the Fees to fully reflect such removal.

c)    This Section is in addition to, and without prejudice to, any right or remedy Airbnb may otherwise have under this Agreement, at law, or in equity.

21.5. Indemnification Procedures. For the purposes of this Article 21 (Indemnities), a claim includes any actual, threatened, or alleged claim or demand. If any claim is commenced against a party entitled to indemnification under Section 21.1 (Indemnity by Service Provider), Section 21.2 (Indemnity by Airbnb), or Section 21.3 (Additional Indemnities) (the “Indemnified Party”), notice will be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than [***] prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal. Additionally, the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party and will have the right to defend that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

22. LIMITATION OF LIABILITY

22.1. Damages Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 22, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, OR CONSEQUENTIAL LOSS, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS. LIMITATIONS OF LIABILITY WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS AGREEMENT.

22.2. Liability Cap. Except as otherwise provided in this Article 22, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited to the greater [***] under this Agreement during the [***] preceding the last act or omission giving rise to such liability.

22.3. Exceptions to Limitations of Liability. The limitations of liability set forth in Section 22.1 (Damages Disclaimer) and Section 22.2 (Liability Cap) will not apply with respect to:

a)    Losses occasioned by the wilful misconduct (with intention to cause harm), fraud, fraudulent misrepresentation, recklessness, or

b)    Losses with respect to third party claims that are the subject of indemnification under this Agreement;

c)    Losses occasioned by Service Provider’s (A) wrongful termination of this Agreement, (B) abandonment of Services, or (C) wilful refusal to provide the Services;

d)    Losses occasioned by any breach of a Party’s obligations under Sections 12 (Confidentiality) or 13 (Data Protection) encompassing the requirements of Exhibit 6 (Data Privacy and Security Standards); and

e)    Losses with respect to death or injury to persons or any other liability which may not by Law be subject to limitation or exclusion.

22.4. Acknowledged Direct Damages. Without expanding or limiting the disclaimer of damages set forth in Section 22.1 (Damages Disclaimer), the Parties acknowledge and agree that the following are not intended to be disclaimed by Section 22.1 (Damages Disclaimer):

a)    Damages of an Airbnb Affiliate or Service Recipient which would be direct damages if they had instead been suffered by Airbnb;

b)    Additional costs to obtain or maintain the Services arising from a failure by Service Provider to perform the Services in accordance with this Agreement, including the incremental costs of any over-flow contact centers and the cost of cover, work-arounds, and to procure services similar to the Services externally or internally;

c)    Losses resulting from the loss or corruption of Equipment, Software, or Airbnb Data, including the cost and expense of rectification of such data (including for recovering, reconstructing, reformatting or reloading data) arising out of Service Provider’s failure to perform in accordance with this Agreement;

d)    Additional or administrative costs and expenses (including travel, lodging, wages, overtime) reasonably incurred by Airbnb which arise as a result of Service Provider’s failure to perform the Services in accordance with this Agreement; and

e)    Any regulatory losses, fines, expenses or other Losses suffered as a result of Service Provider’s failure to comply with this Agreement.

The absence of a direct damage listed in this Section 22.4 shall not be construed or interpreted as an agreement to exclude it as a direct damage under this Agreement.

22.5. Items Not Considered Damages. The Parties further acknowledge and agree that the following will not be considered damages subject to or that count toward the liability cap set forth in Section 22.2 (Liability Cap):

a)    Reward & Discount Credits or Deliverable Credits assessed against Service Provider pursuant to this Agreement;

b)    invoiced amounts that Airbnb is not obligated to pay under this Agreement because such amounts are attributable to billing errors or Services not provided by Service Provider; and

c)    invoiced Fees and other amounts that are due and owing to Service Provider for Services provided under this Agreement.

22.6. Liability Cap Refresh. If, at any time, the total aggregate liability of a Party for claims asserted by the other Party under or in connection with this Agreement exceeds [***] of the liability cap specified in Section 22.2 (Liability Cap), and, upon the request of the other Party, the Party incurring such liability refuses to waive such cap and/or increase the available cap to an amount at least equal to the original liability cap, then the other Party may terminate this Agreement upon notice and without payment of any termination fees.

22.7. Service Recipient Damages. The Parties acknowledge and agree that, to the extent a Service Recipient has suffered Losses for which Service Provider may be liable under this Agreement, Airbnb may seek recovery of such Losses on behalf of such Service Recipient in the same manner and to the same extent it would be entitled to do so on its own behalf if it had suffered such Losses.

23. INSURANCE

The Parties will comply with the procedures and requirements set forth in Exhibit 4 (Insurance) during the Term and until the greater of (a) [***] following the End Date and (b) as required by Law.

24. DISPUTE RESOLUTION

24.1. Informal Dispute Resolution.

a)    Prior to the initiation of formal dispute resolution procedures as to any dispute (except as set forth herein), the Parties will first attempt to resolve each dispute informally, as follows:

i.    The Airbnb Relationship Manager and the Service Provider Relationship Manager will attempt in good faith to resolve all disputes. In the event the Airbnb Relationship Manager and the Service Provider Relationship Manager are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the Senior Managers specified in subsection (ii) below upon written notice to the other Party;

ii.    Within [***] of a notice under subsection (i) above referring a dispute for resolution by Senior Managers, the Airbnb Relationship Manager and the Service Provider Relationship Manager will prepare and provide to the Senior Managers Committee summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation, for its review. The members of the Senior Manager Committee will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue, which the Parties believe to be appropriate and germane in connection with its resolution. The members will discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the members, but may include the preparation of agreed upon statements of fact or written statements of position;

iii.    During the course of negotiations under this Section, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the Parties may be fully advised of the other’s position; and

iv.    Formal proceedings for the resolution of a dispute may not be commenced until the earlier of (1) the Senior Manager Committee under subsection (ii) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely, or (2) [***] after the notice under subsection (i) above referring the dispute to the Senior Manager Committee.

b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 24.1 or this Agreement will prevent or delay either Party from exercising its right to terminate in accordance with this Agreement or institute formal proceedings. Each Party is authorized to institute formal proceedings at any time (including before, during or after any of the informal proceedings addressed in Section 24.1(a) to: (1) avoid the expiration of any applicable limitations period, (2) obtain equitable relief, (3) preserve a superior position with respect to other creditors, (4) resolve a Party’s intellectual property rights, (5) obtain relief with respect to a Party’s breach or alleged breach of Article 12 (Confidentiality) or Article 13 (Data).

24.2. Escalation. Litigation of a dispute may be commenced by either Party upon the earlier to occur of any of the following:

a)    The Senior Manager Committee concludes in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

b)    The applicable dispute is not resolved within [***] of the date of the initial demand therefor (this period will be deemed to run notwithstanding any claim that the process described in this Section was not followed or completed); or

c)    Commencement of litigation is appropriate to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 19.7 respecting Airbnb, that a breach by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

24.3. Continued Performance. Each Party agrees that it will, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision will not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services.

24.4. Governing Law and Jurisdiction.

a)    The rights and obligations of the Parties under the Agreement shall be exclusively governed by, and construed in accordance with, the laws of Ireland, without giving effect to principles and laws relating to the conflict or choice of laws. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980).

b)    Each of the Parties agree that the Courts of Ireland are to have the exclusive jurisdiction to settle any dispute (including claims for set off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of such courts.

24.5. Equitable Relief. Service Provider acknowledges and agrees that, if it breaches (or attempts or threatens to breach) (a) its obligation to provide Services or Termination Assistance Services in accordance with this Agreement, (b) its obligations with respect to continued performance in accordance with Section 24.3 (Continued Performance), or (c) its obligations under Article 12 (Confidentiality) and Article 13 (Data) (including its obligation to return Airbnb Data in accordance with Section 13.5), the Service Recipients may be irreparably harmed, in which case an adequate remedy at law may not be available. In such a circumstance, Airbnb may proceed to commence an action in court. If a court of competent jurisdiction finds that Service Provider has breached (or attempted or threatened to breach) any such obligation under this Agreement, Service Provider agrees that, without any additional findings of irreparable injury or other conditions to equitable relief, it shall not oppose the entry of an appropriate order compelling performance by Service Provider and restraining it from any further breaches (or attempted or threatened breaches.

25. GENERAL

25.1. Binding Nature and Assignment. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

a)    Airbnb may assign its rights and obligations under this Agreement, without the approval of Service Provider, to an Affiliate which expressly assumes such Airbnb’s obligations and responsibilities hereunder. Airbnb will, within [***] after such assignment, provide notice to Service Provider of the assignment.

b)    Airbnb may assign its rights and obligations under this Agreement to an entity acquiring, directly or indirectly, Control of Airbnb, an entity into which Airbnb is merged, or an entity acquiring all or substantially all of Airbnb’s assets. Airbnb will, within [***] after such assignment, provide notice to Service Provider of the assignment.

25.2. Any attempted assignment that does not comply with the terms of this Section will be null and void.

25.3. Entire Agreement; Amendment. This Agreement, including any Exhibits and Attachments referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

25.4. Notices. Except as otherwise provided by this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement will be in writing, and will be deemed given when (i) sent by email to the email address specified below or (ii) delivered by hand to the address specified below. A copy of any such notice sent by email will also be sent by express post on the date such notice is transmitted by email to the address specified below:

In the case of Airbnb:

Airbnb, Inc.

888 Brannan Street

San Francisco, California 94103

USA

Attention: [***]

E-mail: [***]

In the case of Service Provider:

TDCX Holdings Pte. Ltd.

General Counsel

750D Chai Chee Road

#06-01/06

ESR Biz Park @ Chai Chee

Singapore 469004

E-mail: [***]

Either Party may change its notification data by giving the other Party [***] notice of the new data and the date upon which it will become effective.

25.5. Counterparts & Electronic Signature. This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties hereto. It is agreed by the Parties that this Agreement may be executed by way of electronic signatures or in any other electronic form. Both Parties hereby consent to the execution of this Agreement by way of electronic signatures or other electronic form and agree that their electronic signatures are the legal equivalent of their physical signatures on this Agreement.

25.6. Headings. The headings and the table of contents used herein are for reference and convenience only and will not be considered in the interpretation of this Agreement.

25.7. Relationship of Parties and their Representatives. Service Provider’s relationship with Airbnb is that of an independent contractor. Nothing in this Agreement will be construed to create a partnership, joint venture or employer-employee relationship between Service Provider and Airbnb. Neither Service Provider nor any Subcontractor or Service Provider Personnel are agent(s) of Airbnb and are not authorized to make any representation, contract or commitment on behalf of Airbnb, unless specifically requested or authorized to do so in writing by Airbnb. Service Provider will be responsible for the acts and omissions of Service Provider Personnel and its other employees and representatives and such acts or omissions will be deemed the acts and omissions of Service Provider under this Agreement.

25.8. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Laws. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision will be valid and enforceable to the full extent permitted by applicable Laws.

25.9. Consents and Approval.

a)    Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action will not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

b)    Except where expressly provided otherwise, any agreement, approval, acceptance, consent, confirmation, notice, report or similar action by either Party must be in writing to be effective. With respect to day-to-day operational and delivery related agreements, approvals, acceptances, consents, confirmations, notices, reports or similar action, the Parties acknowledge and agree that an email delivered by one Party and received and acknowledged by the other Party will satisfy such requirement, except where expressly provided otherwise.

c)    The Parties further acknowledge and agree that specific references throughout this Agreement to “in writing,” “not to be unreasonably withheld or delayed” or other similar phrases are for emphasis and will not impact the general applicability of the foregoing.

25.10. Waiver of Default; Cumulative Remedies. A delay or omission by either Party to exercise any right or power under this Agreement will not be construed to be a waiver. A waiver by a Party of any provision or any breach will not be construed to be a waiver of any succeeding breach or of any other provision. All waivers must be in writing and signed by the Party waiving its rights. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

25.11. Survival. The provisions of Article 1 (Definitions, Interpretation, and Construction), Article 12 (Confidentiality), Article 13 (Data), Article 14 (Ownership of Materials), Article 19 (Termination), Article 20 (Termination Assistance), Article 21 (Indemnities), Article 22 (Limitation of Liability), Article 24 (Dispute Resolution), and Article 25 (General), as well as any other provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement or is required to survive to give the Parties the benefits of this bargain will survive any termination or expiration of this Agreement and continue in full force and effect.

25.12. Publicity. Service Provider will not disclose the existence of this Agreement or refer to it or Airbnb in any way in press releases, promotional media or proposals to other customers, without the prior written consent of Airbnb. Notwithstanding the foregoing, Service Provider will not be prohibited from disclosing the existence of this Agreement as required by Law to Governmental Authority in accordance with Article 12 (Confidentiality). Notwithstanding any confidentiality obligations, Service Provider acknowledges and agrees that Airbnb may freely discuss all aspects of Service Provider’s performance and Airbnb’s satisfaction with such performance with prospective Service Provider customers brought to Airbnb by Service Provider.

25.13. Export. The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under applicable Laws. No Party will export or reexport any such items or any direct product of such items or undertake any transaction in violation of any such Laws or regulations. To the extent within Service Provider’s control, Service Provider will be responsible for, and will coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

25.14. Third Party Beneficiaries. Except as expressly provided, this Agreement is entered into solely between, and may be enforced only by, Airbnb and Service Provider. This Agreement will not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, vendors and customers of a Party, or to create any obligations of a Party to any such third parties, except as expressly provided otherwise.

25.15. Further Assurances. Each Party, subsequent to the execution and delivery of this Agreement and without any additional consideration, will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

Airbnb and Service Provider has caused this Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.

Airbnb Ireland Unlimited Company		TDCX Holdings Pte. Ltd.

Signature:		Signature:
Name:	Andrea Finnegan	Name:	Laurent Junique
Title:	Director of CS Operations EMEA	Title:	CEO

Exhibit 1

DEFINED TERMS

Other capitalized terms that are not defined below are defined in the context in which they are used and have the meaning indicated.

The following defined terms used in this Agreement will have the meanings specified below:

“Acceptance Criteria”	the requirements which Services or Deliverables must meet in order to be accepted by Airbnb, including as set out in Attachment G (Transition) of Exhibit 2 with respect to Transition related Services and Deliverables.

“Acquired Businesses”	has the meaning set forth in Section 3.6(a) of this Agreement.

“Action Plan”	a plan prepared by the Service Provider in accordance with Section 4.3 (Delay).

“Affiliate”	means, generally, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity at the time in question.

“Agreement”	has the meaning set out in the preamble.

“Airbnb Affiliate”	means an Affiliate of Airbnb, Inc.

“Airbnb Competitor”	means [***].

“Airbnb Data”	means all data and information (including Personal Data and all data related to the transaction contemplated by this Agreement and databases) (a) submitted to Service Provider or Service Provider representatives or agents by or on behalf of Airbnb or Airbnb representatives or agents under this Agreement or (b) obtained, developed or produced by Service Provider or Service Provider representatives or agents in connection with this Agreement, including, with respect to (a) and (b) hereof, information relating to Airbnb’s customers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information.

“Airbnb IT Systems”	means any such information technology systems as may be notified by Airbnb to Service Provider during the Term and with which the Services, including the Deliverables, are required to be integrated.

“Airbnb Owned Software”	means Software owned by Airbnb and used, operated, maintain or supported by or on behalf of Service Provider under or in connection with this Agreement.

“Background Check”	means the examination or verification of all background information as specified in this Agreement, but at a minimum will include verification of name, work eligibility status, current address, educational background, work history, work references, and court records for area of residence over the prior five (5) years, including felony violations or other acts involving a breach of trust or act of dishonesty.

“Change”	has the meaning set forth in Section 9.4 (Change Control Procedures) of this Agreement.

“Change of Control”	has the meaning set out in Section 19.6 (Termination by Airbnb for Service Provider Change of Control) of this Agreement.

“Commencement Date”	means the date(s) Service Provider assumes its obligations to provide the Services, as set out in Attachment G (Transition) of Exhibit 2.

“Consents”	means all licenses, consents, authorizations and approvals that are necessary to allow (a) Service Provider and Subcontractors to use solely in connection with this Agreement (i) Airbnb’s owned and leased assets, (ii) the services provided for the benefit of Airbnb under Airbnb’s third party services contracts, (iii) the Airbnb Owned Software, (iv) the Service Provider owned Software and (v) any assets owned or leased by Service Provider or Subcontractors, (b) Airbnb and Service Recipients to receive the Services, and (c) Service Provider and Subcontractors to assign to Airbnb the Developed Materials.

“Contract Year”	means a period of twelve (12) consecutive months commencing on the Effective Date and each anniversary of the Effective Date.

“Control”	means, with respect to any entity, the possession, direct or indirect, of the power to solely direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Critical Deliverable”	means the deliverables identified in the Statement of Work, if any, as Critical Deliverables.

“Critical Performance Indicator” or “CPI”	means each Service Level designated as a “Critical Performance Indicator” in Attachment E (Service Level Methodology) of Exhibit 2.

“Deliverable”	means any deliverable(s) relating to the Transition or other Services identified as such in Exhibit 2 (Statement of Work) or Attachment G (Transition) of Exhibit 2 or the Transition Plan.

“Deliverable Credit”	means the amount payable to Airbnb in the event Service Provider fails to deliver (i) a Critical Deliverable by the associated due date in accordance with the Statement of Work, (ii) complete a Transition Milestone by the associated Transition Milestone Due Date in accordance with the Transition Plan or (iii) complete a Transformation Milestone by the associated Transformation Milestone Due Date in accordance with the Transformation Plan.

“Derivative Work”	means a work based on one or more pre-existing works, including a condensation, transformation, translation, modification, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such pre-existing work, would constitute a copyright infringement under applicable law, but excluding the pre-existing work.

“Developed Materials”	means any Materials (including Software), or any modifications, enhancements or Derivative Works thereof, developed pursuant to this Agreement by or on behalf of (a) Service Provider, (b) Subcontractors or (c) any combination of Service Provider and Airbnb, in each case, with or as part of the Services.

“Effective Date”	has the meaning set out in the preamble.

“End Date”	means the last day of the Termination Assistance Period.

“Entity”	means a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.

“Equipment”	means all computing, networking, telecommunications and other equipment (hardware and firmware) procured, provided, operated, supported, or used by Service Provider in connection with the Services, including (a) midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices and cabling, (b) personal computers, laptop computers, workstations and personal data devices and associated attachments, features, accessories, printers, multi-functional printers, peripheral or network devices and cabling, and (c) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, cell phones, peripheral devices and cabling.

“Fees”	means the fees, charges, and any other amounts payable by Airbnb to Service Provider pursuant to this Agreement, including the Attachment titled(Fees and Fee Methodology, for Services performed.

“General Data Protection Regulation”	means Regulation (EU) 2016/679 of the European Parliament and of the Council.

“Good Industry Practice”	means using the standards, practices, methods and procedures conforming to applicable Laws and exercising that degree of skill and care and diligence which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking under the same or similar circumstances.

“Governmental Authority”	means any federal, state, municipal, local, territorial, or other governmental department, legislative body, regulatory authority, stock exchange, or judicial or administrative body, whether domestic, foreign, or international.

“Gross Negligence”	means a degree of negligence involving a breach of the relevant duty of care by a significant margin or resulting from significant carelessness.

“Guest”	means a customer of Airbnb who registers with Airbnb and requests a booking of an accommodation from Airbnb, or who stays at an accommodation booked by or through Airbnb and is not the Host for such accommodation. The term Guest is transaction-specific, as an individual or entity with a Airbnb account may be a Guest at times, a Host at times, or simultaneously a Guest and a Host.

“Host”	means a customer of Airbnb who registers with Airbnb and creates a listing for an accommodation with Airbnb. The term Host is transaction-specific, as an individual or entity with a Airbnb account may be a Host at times, a Guest at times, or simultaneously a Host and a Guest.

“Law”	means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, including any such Law in modified or supplemented form and any newly adopted Law replacing a previous Law. Laws shall also include the Standard Contractual Clauses approved by the European Commission for data transfers to processors, PCI Standards (if applicable), and HIPAA requirements for business associates, as well as similar and other frameworks,

“Losses”	means all losses, liabilities, damages, fines, penalties and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

“Mandatory Change”

means any change requested by Airbnb, that, (a) the Service Provider has the capability to deliver as part of its general commercial offering and (b) in the reasonable judgment of Airbnb: (i) is required by applicable Laws; (ii) arise from changes which are stated in this Agreement to be at Airbnb’s discretion; (iii) is reasonably required for Service Provider to perform services critical to Airbnb’s business where such services are not within the scope of the Services, but are not materially different in nature or kind from the Services; (iv) is a change to any Airbnb policies, standards or procedures disclosed or referenced in this Agreement;

(v) is critical to Airbnb’s business objectives as made known to Service Provider by Airbnb;

(vi) is required to protect Airbnb’s customers’ welfare or public safety; (vii) is of the nature of a change in volumes or increase or reductions in Services or elimination of Services; or (viii) without reference to (i)-(vii) above, is otherwise described as a Mandatory Change in this Agreement.

“Materials”	means, collectively, Software, literary works, other works of authorship, specifications, design documents and analyzes, processes, methodologies, programs, program listings, programming tools, user manuals, documentation, reports, drawings, databases, machine readable text and files, and similar work product.

“Minimum Service Level”	has the meaning set out in Attachment E (Service Level Methodology) of Exhibit 2.

“New Services”	means any new or revised service outside the scope of the Services that is requested by Airbnb and (a) is in addition to and materially different from the Services; (b) require materially different levels of effort or resources from Service Provider; (c) for which there is no current charging methodology; and (d) that the Service Provider has (or has committed to have) the capability to deliver as part of its general commercial offering or otherwise under this Agreement.

“Parties”	means Airbnb and Service Provider, collectively.

“Party”	means either Airbnb or Service Provider, as the case may be.

“Pass-Through Expenses”	has the meaning set out in Attachment (Fees and Fee Methodology) of Exhibit 2.

“Personal Data”	has the meaning given to it in applicable Data Protection Law. This includes any information that, alone or in combination with other information, relates to a specific, identifiable individual person such as individual names, social security numbers or other national identity numbers, passport or visa numbers, telephone numbers, home addresses, driver’s license numbers, account numbers, credit card numbers, personal profiles, mail addresses, and vehicle registration numbers. Any information that can be associated with Personal Data will also be Personal Data. For example, an individual’s age alone is not Personal Data, but if such age were capable of being associated with one or more specific identifiable individuals, then such age would be deemed Personal Data.

“ Data Protection Laws”	means the Data Protection Act 2018 (Ireland), General Data Protection Regulation and European Directive 2002/58/EC and any legislation and/or regulation implementing or made pursuant to them, or which amends, replaces, re-enacts or consolidates any of them, and all other applicable data protection, data security and privacy laws, statutes, directives, regulations, ordinances or treaties in any relevant jurisdiction, where applicable, and any related Airbnb policies or guidelines provided to Service Provider.

“Replacement Service Provider”	means any third party supplier who provides services which are identical or substantially similar to any of the Services and which the Airbnb receives in substitution for any of the Services following the termination or expiry of this agreement.

“Required Consent”	means the consents required from a third party in connection with Service Provider’s provision of the Services or performance of its obligations hereunder.

“Service Location(s)”	means any Airbnb location or Service Provider Location, as applicable.

“Senior Manager Committee”	means the committee comprised of senior managers from both Parties that has certain obligations under this Agreement.

“Service Provider”	has the meaning set out in the preamble.

“Service Provider Location(s)”	means any location where Service Provider or Service Provider Personnel provide the Services, other than Airbnb provided locations.

“Service Provider Owned Software”	means any Software owned by Service Provider and used to provide the Services.

“Service Provider Personnel”	means the personnel of Service Provider and Subcontractors who provide the Services.

“Service Provider Third Party Software”	means any Third Party Software licensed to Service Provider and used to provide the Services.

“Software”	means application, system and other software, including any documentation relating thereto. Software includes both object and source code, unless otherwise stated.

“SOW”	means a Statement of Work entered into pursuant to this Agreement, as set out in Exhibit 2.

“Subcontractor”	means a third party (including an Affiliate of Service Provider) to which Service Provider subcontracts or otherwise delegates its obligations to perform the Services. Subcontractors also include any third party that a Subcontractor subcontracts or otherwise delegates its obligations to in connection with the Services (e.g., lower tier subcontractors).

“System”	means an interconnected grouping of manual or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components under the Statement of Work. System shall include all Systems in use as of the Commencement Date, all additions, modifications, substitutions, upgrades or enhancements to such Systems and all Systems installed or developed by or for Airbnb or Service Provider following the Commencement Date.

“Technology Standards”	eans the technology architecture and standards identified as such by Airbnb in this Agreement or otherwise agreed by the Parties.

“Termination Assistance Period”	means a period of time designated by Airbnb, commencing on the date a determination is made by Airbnb pursuant to this Agreement that there will be an expiration or termination of this Agreement and continuing for up to [***] after the expiration or termination of this Agreement, during which period Service Provider will provide the Termination Assistance Services in accordance with the terms and conditions of this Agreement.

“Termination Assistance Services”	means (a) the Services (and any replacements thereof or substitutions therefore), to the extent Airbnb requests such Services during the Termination Assistance Period, (b) Service Provider’s cooperation with Airbnb or another service provider designated by Airbnb in the transfer of the Services to Airbnb or such other Replacement Service Provider in order to facilitate the transfer of the Services to Airbnb or such other service provider, and (c) any services requested by Airbnb in order to facilitate the transfer of the Services to Airbnb or another service provider designated by Airbnb.

“Termination Assistance Services Fee”	means the charges payable by Airbnb to Service Provider for the provision of the Termination Assistance Services, which shall be calculated in accordance with Attachment F (Fees and Fee Methodology) of Exhibit 2.

“Termination Charges”	means the termination charges specified in the Statement of Work

“Third Party Materials”	.means Materials owned or controlled by any third party, including Third Party Software.

“Third Party Software”	means all Software products (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are provided under license or lease by a third party to Service Provider or Airbnb.

“Tools”	means any Software development and performance testing tools, know-how, methodologies, processes, technologies or algorithms and related documentation used by Service Provider in providing the Services.

“Transformation”	is as contemplated and agreed in the Transformation Services

“Transition Fee”	means those Fees for Transition Services as set out in Attachment F (Fees and Fee Methodology) of Exhibit 2.

“Transition Milestones”	means those transition and transformation milestones set out in Attachment G (Transition) of Exhibit 2 or the Transition Plan.

“Transition Period”	means the period after the Effective Date during which Service Provider is providing Transition Services, in accordance with Attachment G (Transition) of Exhibit 2 and this Agreement, prior to the Commencement Date.

“Transition Plan”	means the plan(s) set out in or developed under Attachment G (Transition) of Exhibit 2.

“Transition”	means the transfer of the Services from Airbnb (or its prior service provider) to Service Provider in accordance with the terms of Attachment G (Transition) of Exhibit 2 and this Agreement.

“TUPE Regulations”	means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, or such applicable law which gives effect to Council Directive 2001/23/EC, as amended from time to time.

“User”	means any user of the Airbnb website who is not a Guest or a Host.

Exhibit 2

STATEMENT OF WORK (“SOW”)

Overview

General Description of Volume Services (e.g. Homes Support Lines for pre / on / post trip queries from Hosts & Guests)

Inbound & outbound contact center services related to CS Matters, supporting Airbnb’s Hosts, Guests, and other Users via phone, email, chat, and other mediums to be agreed on; generally referred to as Airbnb Experience services, “CS Services”.

“CS Matters” are defined as customer service enquiries originating from our Airbnb Hosts and Guests from anywhere in the world, and can be related to the services including platform, trip, experience, etc. At times Airbnb may proactively identify service issues on behalf of Airbnb Hosts & Guests that will need to be resolved.

General Description of Social Media Services

Handling Social Media Matters. Such Services involve:

a.    Providing timely, personal responses and efficient resolutions to a diverse audience of contacts over Twitter, Facebook and other regionally specific Social Media channels, with the ultimate goal of creating a community of brand advocates. All in compliance with workflows while maintaining SLA’s.

b.    Identify trends, triage and delegate Engagement and Care opportunities on Twitter, Facebook and other regionally specific Social Media channels that require specialized or more intensive case management to the internal Airbnb team.

c.    Strictly comply with workflows and stick to scripts and Airbnb tonality at all times.

d.    Report bugs and product issues to the Airbnb product team.

General Description of Claims Services

Handling Claims Matters.

Such Services involve: responding to users and addressing possible property damage related matters that may be reported to Airbnb.

The Services include supporting Airbnb’s hosts, guests and other users via phone, email, chat, and other mediums to be agreed on.

General Description of Safety Services

Handling Safety Matters. Such Services involve:

Performing reactive (if necessary, proactive investigations with related accounts) aimed at supporting safety related matters on the Airbnb platform by responding to users and addressing possible safety related matters that may are reported to Airbnb (“Reactive Safety Matters”).

The Services include supporting Airbnb’s hosts, guests, and other community members via phone, email, chat, and other mediums to be agreed on.

“Safety Matters” include both Proactive and Reactive Matters, including all matters involving possible safety related issues concerning offline (property security or personal safety) or online (online abuse, complaints, etc) activity.

General Description of Payments Services

Handling Payments Matters. Such Services involve:

a.    Provide professional and efficient service to hosts and guests requiring it

b.    Assist guest and host tracking transactions

c.    Be familiar with reservations with complex price breakdowns or complex payments and pay-outs scenarios that may include charges, refunds, adjustments, credits and pay-outs

d.    Be familiar with and comply with industry standards and regulations regarding sensitive user information, as supported by our internal training through absorb.

e.    Triage escalations to CS Payment from own site assuring quality of ticket meta-data and compliance with workflows

f.    Strictly comply with workflows and promptly escalate issues to the internal Airbnb team

General Description of Trust Services

Handling Trust Operations Matters. Such Services involve: a) performing proactive investigations aimed at preventing possible safety related matters on the Airbnb platform (“Proactive Trust Operations Matters”) and b) responding to users and addressing possible safety related matters that may be reported to Airbnb from time to time (“Reactive Trust Operations Matters”). The Services include supporting Airbnb’s hosts, guests and other users via phone, email, chat, and other mediums to be agreed on.

“Trust Operations Matters” include both Proactive Trust Operations Matters and Reactive Trust Operations Matters and include all matters involving possible safety related matters concerning offline (property security or personal safety) or online (payments fraud or account security) activity.

General Description of Regulatory Response Services

Handling Regulatory Response cases while meeting the expected service levels. These cases involve:

a.    Working directly with hosts, guests and third parties on sensitive issues related to Internal Policy, Regulations, Litigations, Brand sensitive issues, and Compliance related issues.

b.    Assisting our community of guests and hosts on questions about VAT (value added tax), TOT (tourist occupancy tax) and some tax forms.

c.    Identifying and promptly escalating highly sensitive cases to the internal Airbnb team according to the workflows and directions provided.

d.    Strictly complying with workflows and sticking to scripts at all times.

e.    Providing feedback and recommendation for workflow improvements.

General Description of Knowledge Management Team	A Partner Knowledge Management Editor focuses on localizing content and is responsible for maintaining the knowledge platforms and information flows to and from CS APAC Operations. This also includes translating, writing and reviewing content, such as knowledge articles, workflows, guideline documentation and other content types. This role also provides an opportunity for the Editor to correspond and work closely with global functional teams.

General Description of Product Specialist Services

Investigate and close the loop on all new bug reports submitted by community support regardless of the reporters location, promptly escalating verified product defects to Airbnb’s engineering team for resolution.

Generate product development insights by conducting root cause analysis on community support tickets, bug reports and customer feedback across all geographies, businesses and platforms.

Support machine learning projects from Airbnb’s product teams by helping to quality check the appropriateness and comprehensiveness of defined labels for each project and accurately apply these labels to assigned data tasks to improve the accuracy of our machine learning models.

Drive agent bug reporting quality and product knowledge in a scalable way through regular product updates, team meeting info sessions and collaboration with team leads, training and quality teams.

General Description of Host Onboarding Program Services	Contacting former hosts and ask them to host again on Airbnb. Outbound calls are made to former hosts and those who have not completed signing up as hosts on the platform.

General Description of Verified Operations Services

Data entry and review services related to Operations, supporting Airbnb’s Verified Operations team via spreadsheet, email, routine syncs, internal tools, and other mediums to be agreed on; generally referred to as Listing Verification services, “LiVe”.

“Operations” are defined as general review and decision making related to qualitative or quantitative analysis of one or more element of an Airbnb listing or user, the specifics of which will evolve over time.

General Description of Quality DNA Officer	Performing Quality Back Office. Such Services involve: a) Performing touchpoint monitoring on a statistically valid sample of customer interactions for all Airbnb partner sites; and b) Completion of root cause analysis of the Airbnb customer satisfaction survey responses. The Services include providing monthly Quality trending and continuous improvement analysis to the business. The services include weekly calibration with Airbnb and other partner sites to improve calibration results.

General Description of Global Compliance Officer	Performing Compliance Back Office. Such Services involve performing audits on a statistically valid sample of User Account Access for all Airbnb partner sites. The Services include providing weekly completion reports and may also include best practices sharing with Airbnb and other partners to improve compliance.

General Description of AirQA	Ensure the quality of the Airbnb tech stack and have supported programs like the acquisition of Luxury Retreats, as well as major contact center integrations. Partnering with business stakeholders in order to deliver the best experience to our end users.

Service Provider Location(s)	See Attachment A

Service Provider Personnel and Key Positions	See Attachment B

Headcount Requirements Volume / Forecasting	See Attachment C

Provision of Wellness Services	See Attachment D

Service Level Methodology	See Attachment E

Fees and Fee Methodology	See Attachment F

Transition and Initial Training	See Attachment G

Disaster Recovery and Business Continuity Plans	See Attachment H

Service Specific Provisions	See Attachment I

Subcontractors	None

Attachment A to Exhibit 2

SERVICE PROVIDER LOCATION(S) AND HOURS OF OPERATIONS

1.    Service Provider Locations in scope for this SOW.

TDCX (PH) Inc. (formerly known as Teledirect Telecommerce (Philippines) Inc.)

21F Robinsons Cyberscape Gamma, Topaz and Ruby Roads,

Ortigas Center, Pasig City

Philippines 1605

TDCX Japan K.K. (formerly known as KK Teledirect Japan)

(registration number 0104-01-128294)

Level 17 Roppongi Hills North Tower

6-2-31 Roppongi, Minato-ku

Tokyo

TDCX (MY) SDN. BHD (company Registration Number. 20010201951 (555268-P))

(formerly known as Teledirect Telecommerce Sdn. Bhd)

Level 9, Axiata Tower

No. 9 Jalan Stesen Sentral 5

50470 Kuala Lumpur

Malaysia

2.    Hours of Operations

(a)    All Service Provider locations will be capable of operating 24/7/365.

(b)    All Service Provider Locations will have sufficient senior leadership that is available 24/7/365.

(c)    The Airbnb and Service Provider will agree on the hours of operations for the Service Provider’s location(s).

3.    Subcontractors

Under Section 8.5 (a) of the Agreement, Airbnb authorizes the Service Provider to use the following Subcontractors to deliver the Services: None. The Service Provider represents and warrants that Subcontractors have all the authorizations and licenses required to operate and provide all of the Services set forth in the Agreement and subcontracted by Service Provider and that, in the provision of any of the Services, Subcontractors will comply will all Applicable Laws. Service Provider will appoint the number and function of Service Provider Personnel that Airbnb reasonably requires to ensure that all of the requirements under the Agreement and all applicable Airbnb standards are met at all times. Service Provider will indemnify and hold Airbnb harmless for any breach of the Agreement or this clause, including when the breach is committed partly or entirely by Subcontractors. For the avoidance of doubt, Service Provider shall be considered liable and will indemnify Airbnb for any failure by Subcontractors to meet any milestones or Deliverables agreed between the Parties in the Agreement, Exhibits, Attachments, or otherwise in writing.

Attachment B to Exhibit 2

SERVICE PROVIDER PERSONNEL AND KEY POSITIONS

1.    Minimum Qualifications for Service Provider Personnel

1.1        Training

(a)    The Services are to be performed, at a minimum, by Service Provider Personnel who have been trained in accordance with Airbnb training standards, which will be provided to Service Provider by Airbnb. Airbnb shall have the right to revise and edit the training standards as needed, and will work with Service Provider for implementation and rollout.

(b)    The deployment and use of Airbnb’s training standards will be validated, updated, and monitored for adherence by the Airbnb

(c)    All training materials, either provided by Airbnb or by Services Provider, or other documentation required by Airbnb for training purposes shall be approved by the relevant Airbnb point of contact, before shared and used by the Service Provider to train any Service Provide Personnel.

1.2        Background checks and credentials.

The separate obligations of this Section 4.2 are each subject to applicable law.

(a)    No Service Provider Personnel shall access Airbnb Data or be assigned to provide the Services unless and until said personnel satisfactorily completes (i) a verified credentials background check, and (ii) the Verified ID process available on the Airbnb’s web platform (www.airbnb.com) using a government issued identification. Service Provider Personnel may not use the “personal questions” function of the Verified ID process in lieu of a government issued ID.

(b)    The Verified ID process is available at www.airbnb.com to every Airbnb account holder. Prior to providing Services, Service Provider Personnel shall (i) create accounts at www.airbnb.com, (ii) agree to the terms of service thereof, and (iii) follow the instructions therein to complete the Verified ID process by uploading valid government-issued identification. For the avoidance of doubt, Service Provider Personnel may not complete the Verified ID process using only personal information despite the appearance of such an option on the Airbnb platform.

(c)    Airbnb, as part of its internal trust and safety mechanisms and in accordance with applicable law, will complete its own independent ID verification mechanism from time to time on Service Provider Personnel at Airbnb’s sole cost. Unsuccessful satisfaction of this ID verification mechanism will result in Airbnb requiring the Service Provider to remove the personnel from the Airbnb’s line of business.

(d)    Any Service Provider Personnel with a background check report showing a felony, financial crime, crime of dishonesty or moral turpitude, or violent crime, is prohibited from being assigned to provide Services for Airbnb. Any Service Provider Personnel who has committed a misdemeanor may be assigned to provide Services for Airbnb upon Airbnb’s written approval.

(e)    For Service Provider Personnel at Service Provider locations in the Philippines, said personnel may not provide the Services without satisfactory completion of a Background Verification as define below and provision of an up to date clearance certificate from the applicable law enforcement agency.

(f)    A Background Verification means a third-party background check administered by the Service Provider that includes: residential verification, verification of educational attainment, not less than three character references, a criminal history check, a medical exam, and a financial/credit check.

(g)    The Service Provider shall bear the cost of all background checks

1.3        Access to Airbnb Data and Physical Security Requirements

(a)    Without limitation to the provisions of the Agreement and the Exhibits, Service Provider Personnel shall (i) access Airbnb Data, including, but not limited to information available on Airbnb’s platform or provided by Hosts, Guests, or Users, only as validly required by Airbnb, Hosts, Guests, or Users and in accordance with Airbnb’s training and the Agreement, and (ii) edit, delete, or otherwise modify such Airbnb Data only in accordance with Airbnb’s training and the Agreement. Service Provider shall immediately remove and, subject to applicable law, terminate any Service Provider Personnel who violates the obligations of this paragraph.

(b)    Service Provider shall remove any Service Provider Personnel’s access to Airbnb Data immediately upon request by Airbnb for any or no reason and at Airbnb’s sole and absolute discretion.

(c)    Service Provider Personnel shall be located in a secure area (“Airbnb Area”), fully separated from other personnel of the Service Provider providing services to third parties. The Airbnb Area shall be gated and accessible only by Service Provider Personnel. In addition to the obligations of the Service Provider under Article12 (Confidentiality) of the Agreement, which require the Service Provider to ensure at all times that there shall be no exchange of any information with personnel of the Service Provider providing services to third-parties, the Service Provider shall inform Airbnb immediately if it intends to transfer to the Airbnb account any of its personnel who provides services to any third parties.

2.    Service Provider Personnel and Key Positions and Commitments

2.1        Supplying support staff

(a)    The Service Provider will supply Service Provider Personnel and Service Provider Personnel in Key Positions in quantities and ratios adequate to provide for the acceptable standard and continued improvement of Service Levels and other outcomes and key results defined by Airbnb.

(b)    The Service Provider will establish a minimum commitment to the ratios of Service Provider Personnel along with any other support staff they will implement to ensure successful performance outcomes and achievement against Service Level targets.

(c)    The Service Provider will invest in and establish additional Service Provider Personnel and Service Provider Personnel in Key Positions above and beyond the minimum commitment when Airbnb deems Service Provider performance unsatisfactory, and will provide such additional support position investment until performance becomes both acceptable and sustainable over a term agreed between Service Provider and Airbnb.

(d)    For the purposes of this Agreement, the Service Provider will minimally commit to the following ratios of Service Provider Personnel and Service Provider Personnel in Key Positions to those employees delivering the Services:

Service Provider Personnel in Key Position	[***]
[***]	[***]

The SMEs may be utilized to render billable work at the same billable rate as Ambassadors unless either Party objects to the utilization or the rate.

Service Specific Service Provider Personnel in Key Position	[***]
[***]	[***]

(e)    Projects and Change Management Resource

Service Provider is required to allocate a Projects and Change Manager resource to the Partner Management PMO team. The Airbnb Partner Management PMO team is responsible for: (1) Allocating projects and change management asks as needed; (2) Providing a high level plan and timelines; and (3) Managing internal communication with Airbnb stakeholders.

Service Provider is required to provide a Projects and Change Manager resource for every two locations Services are being provided to Airbnb. Service Provider shall ensure that each Project and Change Manager is adequately capable for executing projects and changes that are prioritized and planned by the Partner Management PMO team, and ensure that the Projects and Change Manager is capable of effective communication, efficient use of resources and deep focus on overall project execution utilizing PMI methodologies. Service Provider shall be responsible for staffing a Projects and Change Manager that has a minimum of 5 years of project management experience. Service Provider and Airbnb shall work together to determine the rates for this position.

Service Provider shall provide the following for each position: Chromebook with access to Google suite, Asana, Lucidchart, Smartsheets, and Zoom or similar as required.

Attachment C to Exhibit 2

HEADCOUNT REQUIREMENTS AND VOLUME/FORECASTING

1.    Headcount requirements and staffing levels

1.1    Establishing headcount

(a)    Airbnb and Service Provider will agree on the total number of Service Provider Personnel required or with the required production hours to complete the Services. The total number of personnel in any month shall not be reduced by more than [***] of the previous month’s average number of personnel and any reductions are subject to a minimum of [***]’ notice of same being provided to Service Provider. The available number of personnel or production hours to be provided by Service Provider will be determined by Airbnb in its sole discretion, on the basis of Airbnb’s business requirements, business seasonality or needs, Service Provider’s performance or failure with respect to the Service Levels, and all other reasonable industry best practices, including remedies contained in this Agreement. For the avoidance of doubt, this section is separate to Airbnb’s right to adjust headcount in accordance with Section 3.7 of the Agreement.

(b)    Should the requirements be provided in production hours the Service Provider is responsible for the estimation of the headcount needed to meet the production hours requirements. Airbnb will determine the mandatory payable shrinkage requirements and will aim to communicate within at least [***] before the beginning of each month to the Service Provider (for example, the shrinkage target for the month of [***] will be provided by [***]. Airbnb will require visibility of non-paid shrinkage planning for a minimum of [***] in advance. Paid shrinkage in excess of agreed target amounts will not be billable unless mutually agreed in advance.

(c)    The Service Provider is responsible for all recruitment strategies, hiring activities, and costs associated with recruiting the agreed total number of Service Provider Personnel. For avoidance of doubt, Services Provider understands and acknowledges that these total costs include but are not limited to carrying costs for attrition, turnover, and backfill obligations.

(d)    The Service Provider will detail the FTE forecast for each production hours or personnel cycle provided within the specific FTE tracker for each site, service and tier. The Service Provider is responsible for maintaining Airbnb’s FTE tracking documentation with actual FTE on a [***] basis prior to the weekly review with the Workforce Planning team. The Service Provider is required to provide forecasts to mirror Airbnb requirements.

(e)    In the event of unforeseen circumstances, Airbnb could request Service Provider to allocate headcount differently than the original plan. Service Provider and Airbnb will work together to identify the best headcount strategy to shift resources across services and languages. Airbnb will override any negative potential impact that could result in discounts on the invoice.

(f)    Service Provider will maintain Airbnb’s master roster data on all relevant headcount trackers and other sources relevant to tracking total number and specific information about Service Provider Personnel at a minimum on a [***] basis.

1.2        FTE or Production Hour requirements

(a)    Airbnb will establish a Staffing Accuracy, FTE Accuracy, and/or Scheduling Accuracy/Attainment performance goals (each as defined in the table below) which the Service Provider will be required to adhere to, on agreement from both Parties. Airbnb and Service Provider will meet to review and agree to these goals on a [***] basis at minimum:

Measurements	Definitions
[***]	[***]

(b)    If Airbnb requests that Service Provider accommodate short term or unplanned volume increases orchanges, Service Provider agrees to use all commercially reasonable resources to support the request. Airbnb may be charged specific fees pursuant to efforts to fulfill the request, including overtime hours or other wage impacts, on agreement from both Parties. Notwithstanding the foregoing, Services Provider shall be required to make necessary changes to personnel schedules within 2 weeks or less upon notice from Airbnb, if such a change is deemed necessary by Airbnb due to unplanned changes in volume or arrival patterns.

(c)    The FTE or production hours requirement measurements will be monitored by Airbnb on, at minimum, a [***] basis, and will be considered an element of performance management and a required Service Level the Service Provider shall adhere to. Repeated failure to achieve the requirement measurements will result in any available remedies contained in this Agreement.

(d)    Service Provider schedules are to be provided to Airbnb for all supported services for a minimum of six weeks in advance using the agreed Workforce Management solution.

2.    Interval Staffing Index

The parties agree that the provisions under this part will apply in future, upon the parties’ mutual agreement.

2.1    To measure the delivery of productive hours by hourly intervals at a distribution level, a new metric named Interval Staffing Index (ISI) has been introduced. Service Provider’s performance related to the ISI is determined by the adherence to the monthly production hours requirements. Airbnb will evaluate through ISI the distribution of actual logged production hours versus the distribution of the same in [***]. Productive logged states are:

(a)	Ready

(b)	ACW (After Call Work)

(c)	Not Ready—Live Chat

(d)	Not Ready—Messaging

(e)	Not Ready—Casework

(f)	Not Ready—Social Media

The distribution is calculated as total hours in interval / total hours in selected time periods. Airbnb will evaluate the distribution by intervals of one hour.

2.2    The difference of the required distribution vs the actual distribution is calculated as follows:

[***]

2.3    Service Provider is responsible for delivery of their Schedule Distribution per the requirements.

2.4    Airbnb will review the performance of the ISI through the commercial Reward and Discount model presented in the Attachment F-2 to Exhibit 2 of this document.

2.5    Service Provider is required to adhere to production hours requirements in each of the sites, service and language as the breakdown provided through the capacity planning. Airbnb will review the performance of each site individually.

3.    Production hours and Staffing requirements process

3.1    Airbnb will provide Service Provider with the total amount of production hours allocated for each site, service and language [***] prior to the beginning of the month. These are the locked requirements that will be used by Service Provider to estimate and plan FTE.

3.2    In addition, Airbnb will provide a forecast of minimum [***] to Service Provider as a guideline of the production hours trend. This is to be intended as an indication of potential allocation of hours and shall not be considered locked. Airbnb will review and re-forecast the production hours every month and communicate the new locked hours to Service Provider.

3.3    After receiving the allocated production hours, Service Provider is required to review and estimate the FTE required. The FTE forecasted shall be shared with Airbnb within one week from the receipt of the production hours requirements.

3.4    Airbnb will provide the distribution of the production hours by one-hour intervals within [***] prior to the beginning of the month. The distribution will be provided by site, language and service.

3.5    Service Provider will work with the Airbnb Workforce Management team to determine the schedules of the FTE.

3.6    On a [***] basis the actual distribution of production hours will be reviewed by Airbnb Partner Relationship Manager and Workforce Manager to determine adherence and performance.

Attachment D to Exhibit 2

PROVISION OF WELLNESS SERVICES

1.    OVERVIEW

1.1    Service Provider will ensure that for the duration of this Agreement suitable wellness services are made available to Service Provider Personnel who work on Safety, Urgent Support Line, Warm Transfer, Regulatory Response or Law Enforcement Teams (“Wellness Service Provider Personnel”). Given the nature of the work that Wellness Service Provider Personnel are performing, it is recognized that there may be occasions where Wellness Service Provider Personnel may need personal and emotional support on an independent and confidential basis.

Service Provider will provide one or more of the following services (the “Wellness Services”) to all Wellness Service Provider Personnel who provide crisis intervention (crisis intervention meaning working with a host or guest to resolve an Airbnb user issue and provide support following an alleged traumatic experience by that user):

1) offsite counseling with trauma-specialized therapists (clinicians with advanced training in trauma theory and counseling), with a minimum of [***] per year available to each individual, and/or,

2) counseling onsite (a clinician licensed in the relevant jurisdiction to hold in-person private counseling sessions, available for advanced sign-ups) with trauma-specialized therapists, with a minimum of [***] per year available to all individuals, at all Service Provider Locations.

Service Provider will ensure the Wellness Services are provided in accordance with Good Industry Practice.

2.    COSTS. Service Provider is solely responsible to put in place and maintain suitable Wellness Services for Wellness Service Provider Personnel and Service Provider shall be responsible for all related costs. Such costs will be included in the overall Fee and Airbnb shall not be required to pay Service Provider any amounts for the Wellness Services in addition to such Fees.

3.    PROVIDING WELLNESS SERVICES. Service Provider will ensure all Wellness Service Provider Personnel are made aware of the Wellness Services and provided suitable access to such services, together with suitable training (where necessary).

4.    BREACH OF WELLNESS SERVICES

4.1    If such Wellness Services are no longer available for whatever reason, Service Provider must notify Airbnb whereupon the Service Provider will have [***] to procure a suitable replacement Wellness Services provider. Failure to procure a replacement within [***] may be deemed to be a material breach resulting in termination of the Agreement, in accordance with Section 19.1 (Termination for Cause by Airbnb) of the Agreement.

Attachment E to Exhibit 2

SERVICE LEVEL METHODOLOGY

1.    OVERVIEW

This Attachment E sets forth the Service Levels that Service Provider will provide, the procedures applicable to such Service Levels. All Service Levels and related information will be measured, reported, and calculated on a calendar month basis immediately following the applicable Commencement Date, unless expressly stated otherwise in this Attachment E.

DEFINITIONS

The following defined terms will have the meanings set forth below:

“Reward & Discount” means the program to allocate financial increase or decrease based on Service Level Performance on a [***] basis

“Service Level” means the performance standards set out in Attachment E-1 (Service Level Matrix), including CPIs, Key Performance Indicators (“KPIs”), and General Performance Indicators (“GPIs”)

“Service Level Default” means with respect to each Service Level during each measurement period relating thereto, a failure to meet (a) the Minimum Service Level metric set out in Attachment E, or (b) the target service level metric set out in Attachment E [***].

“Service Level Matrix” means the specific Service Levels as set forth in Attachment E-1.

REPORTING AND NOTIFICATION

1.1    Reporting. Service Provider will provide to Airbnb, within [***], a report assessing Service Provider’s performance during such period(s) relative to each applicable Service Level. Service Provider will be responsible for providing all Service Level monitoring tools and provide Airbnb real-time access to information and tools to monitor performance on an ad-hoc basis (e.g., daily or weekly). Service Provider will timely notify Airbnb of any Service Level Default.

1.2    Notice and Investigation. Service Provider will promptly investigate and use commercially reasonable efforts to timely correct each failure to meet any Service Level by: (i) promptly initiating problem investigations; (ii) promptly reporting problems and findings to Airbnb; (iii) correcting problems and meeting or restoring Service Levels as soon as practicable; (iv) advising Airbnb of the root cause of problems and the status of remedial efforts being undertaken with respect to such problems; (v) providing reasonable evidence to Airbnb that the causes of such problems have been or will be corrected; and (vi) making written recommendations to Airbnb for improvements.

2.    SERVICE LEVEL ADJUSTMENTS

2.1    [***] Reviews. Within [***] after the Commencement Date, and at least [***] thereafter, or at either Party’s request, Service Provider and Airbnb will review the Service Levels and any proposed adjustments to them as appropriate pursuant to the Change Control Procedures and the other provisions of this Section 2. Except as otherwise provided below, any such adjustment must be mutually agreed to by the Parties as set forth in the Change Control Procedures.

2.2    Additions and Deletions of Service Levels. Airbnb may request the addition or deletion of Service Levels. Service Levels will be added or deleted pursuant to the Change Control Procedures. Changes to CPI Allocations; Promotions and Demotions. Prior to making any such adjustments, Airbnb will discuss historical performance trends and issues with Service Provider and inform Service Provider the reasons for such adjustments.

2.3    Special Service Levels – Baselining and Adjustments. Certain Service Levels will be subject to a baselining process beginning on the Commencement Date and continuing for up to [***] thereafter as expressly noted in the applicable Service Level Matrix (the “Baselining Period”). These Service Levels will be designated as “Type II Service Levels”. During the Baselining Period, no Reward or Discount will apply for Type II Service Levels and the Parties will review and discuss Service Provider’s performance and the applicable standard of performance that should apply for such Service Level going forward. If the Parties are unable to agree on such standard by the end of the Baselining Process, the Type II Service Level will automatically become a normal Service Level, the minimum Service Level standard of performance will be the average of the [***], the target Service Level Standard will be the average of the [***], and Reward & Discount will apply thereafter in accordance with the other provisions of this Attachment E.

2.4    Continuous Improvement. Certain Service Levels will be subject to continuous improvement as indicated in the applicable Service Level Matrix.

3.    SERVICE LEVEL TERMINATION EVENT

3.1    Repeated Service Level Defaults by the Service Provider of the Agreement will provide Airbnb with the right to terminate the Agreement.

Attachment E-1 to Exhibit 2

SERVICE LEVEL MATRIX

Airbnb and Service Provider acknowledge and agree that Service Level standards and matrix are subject to recurring changes. In this spirit, both Parties agree upon and accept that any mutually agreed changes to the Service Level Matrix below will be captured in this document and communicated in writing without any need to amend the MSA or this SOW, an email with acknowledgement of receipt to suffice to that extent. Any changes to the Service Level standards and matrix below will be effective immediately upon email acceptance by both parties. The Parties agree that the Service Level Matrix is as set out at [***]

Attachment F to Exhibit 2

FEES AND METHODOLOGY

1.    Overview

This Attachment sets forth the Fees and describes the methodology for measuring and tracking the resources for calculating Fees and all other amounts payable to Service Provider for its performance relating to the Agreement.

1.1    Compensation. The Fees described in this Attachment, when aggregated with Airbnb reimbursed expenses expressly specified in the Agreement, fully compensate Service Provider for the resources and materials used to provide and receive the Services. No other amounts are payable by Airbnb, unless expressly agreed otherwise in writing. In addition, Service Provider acknowledges and agrees that Service Provider has completed all due diligence necessary to perform its obligations under this Agreement for the Fees specified in this Exhibit. There will be no pricing assumptions in the subsidiary Exhibits attached to this Attachment F, including subsidiary Exhibits, and any such assumptions are null and void.

1.2    Reimbursable Expenses. Any reimbursable travel and lodging related expenses expressly authorized by Airbnb are subject to Airbnb’s then current Expense Reimbursement Policy, which will be made available upon request.

1.3    Fee Adjustments. Subject to any adjustment pursuant to Section 3.7 of the Agreement, the Fees set forth in this Attachment F apply during the Initial Term. Fees during any Renewal Term are to be determined in accordance with Section 2.2 (Extension) of the Agreement.

2.    Service Fees

2.1    Transition Fees. Transitions Fees (if any) are set forth in this Agreement.

2.2    [***] Fees.

(a)    The Fees for [***] are set forth in Attachment F.

2.3    Productivity Assurances. Service Provider will use commercially reasonable efforts to minimize [***]. The Parties will consider projects and process improvements to improve productivity and efficiency and reduce Fees. These projects and process improvements may be subject to gain sharing or other incentives.

3.    Supplemental Chargeable Services

From time-to-time Airbnb may request and Service Provider will provide supplemental New Services. Such Services may be separately charged at the hourly rates below or as otherwise agreed on a case-by-case basis, except to the extent such Service are otherwise required under this Agreement. Service Provider will not charge for such supplemental chargeable Services unless such charges are expressly authorized by Airbnb. Supplemental chargeable Services will be estimated by Service Provider and subject to the Change Control Process and/or New Service processes described in the Agreement, as applicable.

Additional Service Provider Personnel required due to attrition after the initial Transition will not be chargeable.

Attachment F-1 to Exhibit 2

FEES FOR SERVICES DELIVERED

1. Fully Loaded Hourly Fee

(a) The Fee will be invoiced to Airbnb on a “Fully Loaded Hourly” basis, defined as time measured using Airbnb’s workforce management system [****].

(i) These definitions will be supplied to Service Provider by Airbnb, and will reflect industry standard definitions and best practices. Time spent is only to be invoiced when such time is reasonably related to the delivery of the Services. Time spent in the Activity States will not exceed shrinkage commitments agreed to between the Airbnb and the Service Provider, without prior written consent from the Airbnb.

(b) The Fee structure will vary based on engaged Service Provider Locations, and using the Fully Loaded Hourly basis, will be as follows:

Service Tiers:

•	Tier 1 Services: Claims, Community Education, Resolutions 1, Resolutions 2, Experiences, Plus, Social Media, Host Onboarding Program, Verified Operations, Love, Payments, Trust, Product Specialists

•	Tier 2 Services: Safety, AirQA, Global Compliance Officer, Knowledge Management, Quality DNA Officer, Urgent Support Line, Warm Transfer, Regulatory Response or Law Enforcement Teams

[***]

2.    New Hire Training and Ongoing Training

2.1    New Hire Training Costs

(a)    New Hire Training fees for newly recruited Service Provider Personnel are only applicable when the Service Provider is providing increased FTE requirements. Increased FTE is measured as an increase in the number of FTE Airbnb requires Service Provider to recruit month over month.

(b)    Any cost incurred by new hire training activity for the purposes of backfilling FTE losses or replacing attrited Service Provider Personnel is to be burdened solely by the Service Provider.

(c)    New Hire Training fees are applicable for the Airbnb-designated New Hire Training program duration, which consists of [***].

2.2    Ongoing Training Costs

(a)    Ongoing Training will consist of (i) training activity to increase the skill level of Service Provider Personnel such that they may deliver a more complex level of the Services (for example, moving from the CE line of business to the Resolutions line of business), or (ii) training activity created on ad hoc basis by Airbnb focused on upskilling specific behaviors, teaching new policies or procedures, or providing refresher training on existing policies or procedures.

(b)    Ongoing Training fees to move Service Provider Personnel to a new line of business are applicable for the duration of the Airbnb-provided training program. (Ex: For Res training, this consists of [***].)

3.    Invoice Calculation and Supporting Evidence

3.1    Data Source

(a)    In producing invoices Service Provider will derive the data from Airbnb’s workforce management system of choice, [***]. Unless otherwise noted or explicitly agreed to by Airbnb, only data extracted from [***] will be considered valid in determining total fees. Airbnb will duly extract similar data from [***] to perform validation.

3.2    Supporting Evidence

(a)    Service Provider will submit the raw data used to calculate the invoice, with detail at least down to the individual employee level.

(b)    Service Provider is welcome to utilize any additional time tracking or resource tracking systems at their disposal, such as their own telephony switch, to use as validation in generating the raw data, which can be submitted to the Airbnb if Service Provider believes there to be a demonstrable and meaningful difference between the data sources. In the event of a reasonable delta in the data sources, Airbnb and Service Provider will work in good faith to determine the cause of the delta.

4.    Invoice Detail

(a)    Service Provider will provide line-item separation and detail on the invoices with at minimum the following degree of specificity: Production Hours, Overtime Hours, New Hire Training Hours, Ongoing Training Hours, any additional hours for separately agreed on purposes, any additional agreed upon activity hours, and any agreed upon reimbursable expenses.

(b)    Any financial losses incurred by Airbnb as a result of inappropriate activities by any Service Provider Personnel shall be reimbursable to Airbnb through future credits on invoices. This includes travel coupon abuse and manipulation of Airbnb systems access for the personal financial gain of Service Provider personnel, friends, or family.

Attachment F-2 to Exhibit 2

REWARD AND DISCOUNT PROGRAM

1.    Evaluation

1.1.    On a [***] basis, Airbnb and the Partner Management team will review Service Provider’s performance with the aim of evaluating the percentage of Reward and Discount that will be applied to the total amount of the invoice.

1.1.    Airbnb will select metrics aimed at evaluating the performance of Service Provider both from an efficiency and quality perspective. Airbnb reserves the right to change the metrics and any other evaluation criteria at any time by providing Service Provider with a [***] notice period.

1.2.    Targets for each metric could be increased by Airbnb at any time. However, Airbnb will not be increasing targets more than [***].

2.    Compensation

2.1.    If Services Provider meets but does not exceed selected KPIs, Airbnb will pay only standard invoiced amounts. If Service Provider exceeds selected KPIs, then Airbnb will pay a monetary incentive which is calculated based on the overachievement of the selected KPIs and the comparison of Service Provider with the enterprise average performance.

2.2.    If the Service Provider does not meet selected KPIs, Airbnb will discount the invoice amount.

2.3.    The maximum amount of reward for exceeding KPIs that could be applied to the invoice is plus [***] of the production hours invoiced amount, and the maximum discount for failure to meet KPIs is minus [***] of the production hours invoiced amount.

2.4.    In the event of a change of strategy, Airbnb will adjust the Reward and Discount thresholds by either increasing or reducing said thresholds. Service Provider will be notified [***] prior to the application of any change.

2.5.    In the event it is deemed necessary, Airbnb shall stop the application of the Reward and Discount model at any time prior to a [***] notice to Service Provider.

3.    Notice

3.1.    Airbnb Partner Management team will send Service Provider a notice at least [***] before the evaluation period, and such notice will include the following information, which will be used to evaluate the performance:

[***]

4.    Review Cycle

4.1.    The reward and discount calculation and application on the invoice will follow the below cycle:

[***]

5.    Commercial Agreement

5.1.    A review of Service Provider’s performance based on the details shared in the section 1 of the

Attachment C to Exhibit 2 and section 1, 2, 3 and 4 of Attachment F-2 of Exhibit 2 will be performed on a [***] basis. Service Provider will review the details of the performance with the Partner Relationship Manager prior to the application of any reward or discount on the invoice.

5.2.    Service Provider can receive a maximum of [***] of additional payment as a reward for performance.

This amount will be calculated on the total production hours completed in the calendar [***]. The amount will be paid in the [***] following the invoice (for example, a reward related to the performance of July will be reviewed in August and paid through an adjustment in September).

5.3.    Service Provider can receive a maximum combined Reward & Discount Credit of [***]. The maximum applicable is as follow:

5.3.1.    Maximum Reward & Discount Credit related to efficiency and quality performance is [***].

5.3.2.    Maximum Reward & Discount Credit for Interval staffing Index is [***]

5.3.3.    Should the combined Reward & Discount Credit is more than [***], the Reward & Discount Credit shall be capped at [***]. For clarity, as an example:

Efficiency and quality performance Reward & Discount Credit: [***]

Interval Staffing Index Reward & Discount Credit: [***]

Total Reward & Discount Credit=[***]

Reward & Discount Credit applied to invoice:[***].

Attachment F-3 to Exhibit 2

PII ENFORCEMENT FRAMEWORK

[***]

Attachment F-4 to Exhibit 2

CRITICAL DEFECTS

1.1    Critical Defects

In addition to and independently from the monitoring of the agreed quality metrics, Airbnb will monitor defects and associated damages.

In the context of this Statement of Work, a “Defect” is a nonconformity to process which could have been prevented by good workmanship of the Agent. A “Critical Defect” is a Defect that also bears the risk of a severe impact and can cause quantified or qualified damage to either the customer or Airbnb.

Below a list of examples of Defects and/or Critical Defects that can cause any (potential) damage, included, but not limited to:

•	Insults or abusive language

•	Fraudulent behavior, wilful misconduct, intentional tortious conduct such as but not limited to missing using coupons,

•	If agent issues compensation when it should not have done so

•	Incorrect Decision taken in workflow that leads to a confirmed safety incident

•

Incorrect Decision or losses taken by agents (due to behavioral attributes, lack of knowledge or malicious intent etc) within critical work types like high reservation cancelations, safety matters, etc

In addition to the examples above, there are other Critical Defects examples which don’t have a direct impact on the customers:

•	Altering customer account data without the user’s permission

•	Agents perform breach of data and/or pass on critical business information, workflow information etc. to users and/or the public (outside Airbnb) without the consent of any Airbnb personnel.

Any Critical Defects listed in this section will result in a zero score for that case on the CIA scoring form.

Critical Defects Process

1.1.1.1 Detect Potential Critical Defects

In order to detect potential Critical Defects, the Service Provider should check the following sources:

•	Regular quality evaluations;

•	Escalations from client or from other business entities or from Agents;

•	[***] reporting which captures calls by Specialists, etc. where possible.

1.1.1.2 Evaluate the Case

•

Whenever the Service Provider becomes aware of a potential Critical Defect, the respective case including all contacts of the Service Provider must be evaluated and scored according to the CIA Form and will be reported to Airbnb within [***].

•	In the event a Critical Defect is detected by the Service Provider but was handled by someone outside of the Service Provider, the Service Provider shall escalate these contacts to the Airbnb team

•

If contacts of the case are scored at 0, the subsequent steps described in sections 3, 4 and 5 of this Chapter will be executed by Service Provider. Otherwise the process shall end at this point and no further action is needed.

•	All evaluations need to be conducted in [***] if not stated otherwise.

•	In case the root cause is analyzed jointly with other Airbnb partner’s contacts, the respective root cause analysis should refer to each interaction for purposes of evaluation.

1.1.1.3 Execute Corrective Actions

•	Within [***] of detecting the Critical Defect, appropriate actions must be taken by Service Provider in order to minimize the damage, e.g. re-contacting the customer if appropriate.

•	These actions need to be formalized in writing in [***] (relevant Quality Management tool)

•	Critical Defects without direct customers’ impact do not require a corrective action but need to be documented in [***] nevertheless.

1.1.1.4 Conduct a Root Cause Analysis

•

Within [***] after the detection of a Critical Defect, a 5-Why Analysis must be carried out on why the defect happened. If multiple defects of the same kind are analyzed cumulatively, then the final analysis needs to list all evaluations done.

•	In case of recurring Critical Defects with preventive measures in place, the analysis done by the Service Provider also needs to seek to explain why the previous preventive action failed.

•	The result of the analysis needs to be documented via a Root Cause Analysis email sent to the Airbnb team

1.1.1.5 Implement Preventive Actions

•	After the root causes have been identified, Service Provider will establish an action plan within [***] after the detection of a Critical Defect stating:

•	What actions will Service Provider take targeting to prevent that similar issues reoccur in future

•	whether the preventive actions could also be applied to prevent similar issues at other lines of business or call centers

•	When the preventive actions will be in place

•	Who is responsible for the execution

•	How the effectiveness of the preventive actions will be verified

•	The action plan and the updates on the implementation and verification of the actions need to be documented and sent to the Airbnb quality team

•	The Service Provider will update Airbnb on the implementation and verification autonomously.

•

In case the root cause cannot be determined by the Service Provider on its own and needs to be taken care of by Airbnb, the Service Provider will report the issue via the respective channels. This may be the case e.g. for bugs or inadequate policies, processes or content or if it is due to malicious intent of Service Provider Personnel etc..

The adherence to this process may be reviewed in monthly or quarterly quality/business reviews.

Critical Defects Consequences

For all Critical Defects identified, the Service Provider will follow the process as described in Section 1. Failure from the Service Provider to evaluate the Critical Defects, execute corrective action (Time Span: within [***]), conduct root cause analyzes and implement the preventive actions will result in a credit note to be applied to the next month’s invoice.

In case of lack of implementation of identified cure(s) or in case the cure identified may not be able to mitigate the impact of the critical defect (e.g defect cannot be corrected), the Service Provider shall be eligible to provide service credits (aka ‘Penalties’) as per below table or to the amount of loss occurred to Airbnb, whichever is higher.

The following table describes how credits will be calculated:

Numbers of non-adherence to Critical Defects Process	Frequency of occurrence		Discount credit note Credits: [***]
[***]	[	***]	[	***]

Non adhesion to the Critical Defects process can be decided and discussed by a review committee from both sides:

S.No	Member Type	Reviewing Committee Party		Max members allowed		In absence of these member(s)—Secondary Reviewer
[***]	[***]	[	***]	[	***]	[	***]

In case both parties may not be able to reach an agreement post the occurrence or (if applicable) in situations of recurrences of critical defect, Airbnb may terminate this Agreement in whole or in part with a notice period of [***]. Such termination is not exclusive and Airbnb reserves all rights in equity or contract Illustrations

Please find below examples of how non -adhesions would be accounted for as part of the above outlined process:

[***]

If the agreed number of occurrences of non-adhesion to the Critical Defect process appear to Airbnb in the month of February, then an appropriate credit will be calculated based on the applicable amounts of the February invoice and the credit will be granted against the March invoice.

Attachment F-5 to Exhibit 2

ADJUSTMENT TO FEES DUE TO EXTRAORDINARY EVENT

This Attachment sets out the adjustment to Fees pursuant to Section 3.7 of the Agreement. Where Section 3.7 of the Agreement applies, the Service Level Methodology will and Fees and Methodology will apply and Fees shall be adjusted in accordance with an anticipated or actual percentage reduction in the Services in accordance with the below table.

Percentage reduction in Services	Percentage decrease in Fees
[***]	[	***]

Attachment G to Exhibit 2

TRANSITION

[***]

Attachment H to Exhibit 2

DISASTER RECOVERY AND BUSINESS CONTINUITY PLANS

1.    DEFINITIONS: The following terms will have the meanings set forth below:

“Disaster” means an incident (including a Force Majeure Event) that significantly disrupts, or is likely to significantly disrupt:

1.    (a) Airbnb’s ability to receive; or

2.    (b) Service Provider’s ability to perform, any of the Services (including interruption, destruction or other loss of operational capacity); and cannot be managed by the Service Provider within the context of normal operating procedures.

“Business Continuity Plan” means a plan which sets out the procedures to be adopted by the Service Provider in the event of a Disaster (including the procedures to be taken by the Service Provider in planning and providing for such an event). The Business Continuity Plan shall be inspected and approved by Airbnb within [***], and includes any amended disaster recovery plan which Airbnb has approved.

2.    BUSINESS CONTINUITY

a.    Service Provider shall:

(1) maintain, at its own cost, appropriate call center disaster recovery and business continuity measures including a Business Continuity Plan;

(2) periodically update and test the operability of such plan at least once during every [***];

(3) certify to Airbnb at least once during every [***] that the Business Continuity Plan is fully operational; and

(4) implement the Business Continuity upon the occurrence of a Disaster.

Within [***] following the Commencement Date, the Parties will coordinate and integrate their respective disaster recovery and business continuity plans and testing as mutually agreed.

b.    Each Business Continuity Plan developed by the Service Provider must:

(a)    specify when the Business Continuity Plan is to be activated;

(b)    specify when the Business Continuity Plan is activated:

(i)    the steps to be taken to recover one or more Services;

(ii)    the Service Provider Personnel and other persons to be involved, and

(iii)    the communications to be implemented.

(c)    specify the training and testing required for the Business Continuity Plan;

(d)    include procedures to reduce the impact of a Disaster on the Services;

(e)    be specifically tailed for Airbnb; and

(f)    comply with Airbnb’s business continuity and disaster recovery plans related to the Services.

If a Disaster, which is substantially caused by an act, error or omission of the Service Provider, continues to prevent, hinder or delay performance of a material part of the Services for more than [***], Airbnb may terminate this Agreement in whole or in part with immediate effect. Such termination is not exclusive and Airbnb reserves all rights in equity or contract.

Attachment H-1 to Exhibit 2

[***]

Exhibit 3

AUDITS

(1)    Audit scope, Limitations and procedures

a.    Authorized Auditors, Audit Access Rights and Audit Purposes.

i.    Service Provider will provide access in accordance with this Exhibit 3 for the Audit Purposes (as defined below) during the Term and through the End Date, and for up to an additional [***] after the End Date (or such longer period required by regulators or taxing authorities) for regulatory, tax, and Fees-related audits to:

1. Airbnb staff;

2. Airbnb’s internal and external auditors;

3. Airbnb’s authorized agents and representatives; and

4. Any regulatory or governmental authority to which Airbnb is required to provide the same.

The persons in (1) - (5) above will be collectively referred to as the “Authorized Auditors.”

ii.    Solely in relation to the Audit Purposes, Service Provider will provide each of the Authorized Auditors with (collectively, the “Audit Access Rights”):

1. a right and license of reasonable access to Service Provider Locations and other sites from which Service Provider performs its obligations under the Agreement and the facilities of any Subcontractor;

2. access to the Airbnb Data held on any system, including all requested extracts from such systems regarding such Airbnb Data;

3. read-only electronic access to the problem records/tickets relating to the Services;

4. reasonable access to Service Provider Personnel and Subcontractors engaged in the provision of the Services, including for the purpose of providing reasonable assistance in understanding or interpreting information pertaining to any Audit Purpose; and

5. the ability to carry out such audit functions by installing and operating audit software on Service Provider’s and its Subcontractors’ infrastructure and systems which are used to provide the Services; provided, however, that the costs (if any) for such audit software are borne by Airbnb, such software be virus-free and otherwise comply with Section 1.2(c) of this Exhibit. Service Provider will have the right to reasonably supervise anyone installing and/or operating audit software.

iii.    The Authorized Auditors may use the Audit Access Rights for the following audit purposes (each, an “Audit Purpose” and collectively, the “Audit Purposes”):

1.    examine, evaluate and verify Service Provider’s compliance with the Agreement;

2.    examine, evaluate and verify the integrity of Airbnb Data;

3.    examine, evaluate and verify the systems that process, store, support and transmit the Airbnb Data;

4.    examine, evaluate and verify the control points and other Service Provider internal controls, processes and procedures (e.g., financial controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and the security, disaster recovery and back-up practices and procedures associated with the Services;

5.    examine, evaluate and verify Service Provider’s performance of the Services;

6.    examine, evaluate and verify Service Provider’s reported performance against the applicable Service Levels;

7.    examine, evaluate and verify the accuracy of Service Provider’s invoices to Airbnb; and

8.    enable Airbnb to meet the regulatory, financial reporting, and other requirements imposed by applicable Laws.

iv.    Service Provider and Airbnb will develop and agree upon an action plan to promptly address and resolve anydeficiencies, concerns and/or recommendations arising out of any audit, and Service Provider, at its own expense, will undertake remedial action in accordance with such action plan and the dates specified therein.

b. Audit Limitations. Notwithstanding anything in this Exhibit, Service Provider will not be obliged to provide (unless required by applicable Law):

i.    internal data of Service Provider generated in connection with the performance of Services but not reasonably related to its obligations under the Agreement;

ii.    Service Provider’s internal costs in providing the Services (except Pass-Through Expenses and any Fees charged on a cost or cost-plus basis);

iii.    any privileged or attorney work product information of Service Provider or its Affiliates, customers, Subcontractors or third parties; or

iv.    any confidential or proprietary information pertaining to Service Provider’s other customers that Service Provider is prohibited from disclosing;

c. Audits will occur not more than once each calendar year for each individual Audit Purpose relating to a particular segment of Airbnb’s business unless:

i.    agreed by the Parties;

ii.    required by Airbnb regulatory bodies or applicable Laws;

iii.    required by Airbnb’s external auditors or by a third party; or

iv.    upon discovery of any adverse results from a prior audit or other reasonable grounds for suspecting fraud or other illegal activity by Service Provider or its Subcontractors; and

v.    audits will not be permitted to the extent they materially interfere with Service Provider’s ability to perform the Services in accordance with the Service Levels, unless Airbnb relieves Service Provider from meeting the applicable Service Levels for the relevant audit activity period to the extent such obligations are hindered by the audit activity.

d.    Notwithstanding anything in this Exhibit, if the Service Provider receives a request for information from any Regulators relating to the Services or an obligation of the Service Provider under this Agreement, it shall:

i.    unless the Regulators otherwise require, inform Airbnb promptly in writing and by phone following the agreed protocols;

ii.    on receipt of a valid and enforceable law enforcement request, provide to Airbnb any information, records or data relating to the Services or an obligation of the Service Provider under this Agreement that the Regulators require to carry out their functions; cooperate with Airbnb to determine which information, records or data will be communicated to the law enforcement agency in question and obtain Airbnb’s approval before submitting the information, records or data (such approval not to be unreasonably withheld) to the law enforcement agency in question; and

iii.    with the co-operation and prior approval (such approval not to be unreasonably withheld or delayed, but at the discretion of Airbnb, unless the exercise of such discretion puts the Service Provider in breach of Applicable Laws) provide the Regulators with all reasonable assistance and all reasonable access to its employees, premises, data and systems.

(2)    Service Provider Point of Contact. Service Provider will nominate a contact person for each audit who will be the central communication point and organizer for the performance of Service Provider’s responsibilities under this Exhibit.

a.    Airbnb Obligations. Airbnb and the individual Authorized Auditors will at all times:

i.    provide reasonable notice to Service Provider, which will be no less than [***] (unless such notice period is inconsistent with an applicable Law or an agreement between Airbnb and the Authorized Auditor) identifying the applicable Authorized Auditor(s), applicable Audit Purpose(s), the audit location(s) and the audit date(s); provided, however, no such notice will be required where such notice would reasonably undermine the purpose of the audit (e.g., fraud investigation); and

ii.    comply with reasonable security and other site regulations for the premises at which the audit activities are conducted.

b.    Records and Assistance

i.    Record Maintenance and Availability. Service Provider will, and will require that its applicable Subcontractors will:

1. maintain accurate and complete records of and supporting documentation for all Fees, all Airbnb Data and all transactions, authorizations, reports, data or information created, collected, processed or stored by Service Provider in the performance of its obligations under this Agreement (the “Service Records”). Service Provider will ensure that such Service Records will be kept in accordance with generally accepted accounting standards, rules and principles and all Laws for each relevant jurisdiction; and

2. Service Provider will retain the Service Records in accordance with applicable Laws and in compliance with Airbnb’s written record retention policy and as provided to Service Provider and as modified by Airbnb from time-to-time as a Mandatory Change.

ii.    Service Provider Assistance. Service Provider will give all reasonable assistance to Airbnb and its Authorized Auditors in understanding or interpreting Service Provider’s records and performing audits hereunder.

(3)    SSAE NO. 16 And Other Standard Audits

a.    General SSAE NO. 16 Audit.

i.    At Airbnb’s expense and request, Service Provider will cause a (i) SSAE No. 16 SOC 1 Type II, and/or (ii) either a SOC 2 or SOC 3 examination to occur at any of the Service Provider Locations and by Service Provider’s material subcontractors in accordance with this Section 3 (each a “SSAE Audit”). Each SSAE Audit will be consistent and comply with all AICPA standards for reporting on controls at service organizations and will be carried out by an independent appropriately qualified third party of Service Provider’s choosing.

ii.    Service Provider will cause each SSAE Audit report concerning the Services for the prior [***] period to be issued to Airbnb at such time(s) as required for Airbnb to make its annual report or other necessary attestations or filings. Airbnb will be entitled to provide to third parties a copy of the SSAE Audit reports as necessary to evidence Airbnb’s internal control structure.

b.    Supplemental Audit’s Requested by Airbnb.

i. If requested by Airbnb in addition to the Service Provider SSAE NO. 16 Audit described above, Service Provider will conduct a Airbnb-specific PCI or control audit (e.g., with respect to certain internal control points unique to Airbnb or such other additional or specific procedures) or such other generally recognized Airbnb-specific audit (e.g., a [***]) (the “Airbnb Supplemental Audit”) through Service Provider’s independent appropriately qualified third party auditor. The incremental third party auditor fees for such Airbnb Supplemental Audit will be borne by Airbnb and Service Provider will use commercially reasonable efforts to minimize such amounts. Airbnb will be entitled to provide to third parties a copy of such Airbnb Supplemental Audit report.

c.    Exceptions. If any (a) SSAE Audit or Airbnb Supplemental Audit report identifies exceptions in the Service delivery environment or any Service Provider internal control that prevents an auditor from issuing an unqualified report, or (b) internal audit performed by Airbnb identifies exceptions in the Service delivery environment or any Service Provider internal control (each of (a) and (b), an “Exception”), then Service Provider will:

i.    promptly develop a plan and schedule for Service Provider to take all necessary corrective action to resolve the Exception;

ii.    present such corrective plan to Airbnb and adopt all reasonable comments from Airbnb; and

iii.    promptly implement such approved corrective plan and ensure that the Exception has been resolved.

d.    Service Provider Financial Responsibility. Service Provider will be obligated to pay the costs, if any, for remedial actions necessary to correct Exceptions.

Service Provider Internal audits and control points

Internal Audits.

If Service Provider (or any person on its behalf) conducts an audit of any aspect of its (or any applicable Subcontractor’s) operations (including any PCI or similar audit) applicable to the performance of the Services then:

(a)    Service Provider will provide to Airbnb a summary, prepared by a third party auditor, of the sections of the audit report which relate to performance of the Services; and

(b)    Service Provider will promptly take action to remedy any identified breach of its obligations under the Agreement or calculation of the Fees.

Internal Controls

Service Provider will develop and implement quality assurance and internal controls, including implementing tools and methodologies, to ensure that the Services are performed in an accurate and timely manner, in accordance with the Agreement. Without limiting the foregoing, Service Provider will:

(a)    maintain a strong control environment in day-to-day operations;

(b)    develop and execute a process to ensure regular internal control self-assessments are performed with respect to all Services and report the outcome of such self-assessments to Airbnb;

(c)    maintain an internal audit function sufficient to monitor the processes and systems used to provide the Services (e.g., perform audits, track control measures, communicate status to management, drive corrective action, etc.); and

(d)    provide to Airbnb a summary of audit activity performed, associated significant findings, status of follow-up activity, summary of control incidents (e.g., frauds, conflict of interest situations, etc.) and related corrective action, every [***].

Cost of examination

Service Provider Costs. Service Provider will bear its own costs related to its compliance with this Exhibit.

Airbnb Costs. Airbnb will bear its own costs and those of its Authorized Auditors for any audit or examination undertaken by them pursuant to this Exhibit, except as provided below.

Service Provider Over-Charges. If any audit or examination reveals that Service Provider’s invoices for the Services for the audited period are not correct for such period, Service Provider will promptly credit Airbnb for the amount of any such overcharges within [***]. In the event of an overcharge by Service Provider under this Agreement is in excess of [***] in any month subject to audit, Service Provider will reimburse Airbnb’s reasonable audit expenses incurred by Airbnb to identify such overcharge.

Service Provider Failures. To the extent any audit or examination exceed historical levels of effort or complexity and such additional levels of effort or complexity is attributable to Service Provider’s failure to comply with this Agreement, the additional costs and expenses arising from such Service Provider failure will be borne by Service Provider.

Exhibit 4

INSURANCE

1.    General. Amounts below are US$. Service Provider shall maintain and cause Service Provider’s subcontractors to maintain:

[***]

2.    Policies.

If the insurance policy is written on a claims-made basis, Service Provider warrants that any retroactive date applicable to the policy precedes the Effective Date and that continuous coverage will be maintained or, an extended discovery period will be exercised, for a period of at least [***] beginning from the time that Services were completed. All insurance under sections a,b and d above shall designate Airbnb, its affiliates, and each of their directors, officers and employees as additional insureds. All the foregoing insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Airbnb shall be notified in writing at least [***] prior to cancelation of or any material change in the required policies. Insurance companies providing coverage under this Agreement must be rated [***].

3.    Risk of Loss.

Service Provider is responsible for the risk of loss of, or damage to, any property of Airbnb at a Service Provider Location, unless such loss or damage was caused by the acts or omissions of Airbnb. Airbnb is responsible for the risk of loss of, or damage to, any property of Service Provider at a Airbnb owned or controlled location, unless such loss or damage was caused by the acts or omissions of Service Provider or a Service Provider Personnel

Exhibit 5

GENERAL IT REQUIREMENTS

[***]

Exhibit 6

DATA PRIVACY AND DATA SECURITY STANDARDS ADDENDUM

[***]

D. APPENDIX 2: STANDARD CONTRACTUAL CLAUSES

EU Standard Contractual Clauses (Processor)

Argentine Model Clauses (Processor)

Schedule 1

Signature Page to Standard Contractual Clauses—Controller to Processor

The Commission Decision of February 5, 2010 on standard contractual clauses for the transfer of personal data to processors established in third countries under Directive 95/46/EC of the European Parliament and of the Council (notified under document C(2010) 593), available at https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX:02010D0087-20161217, is hereby incorporated into this Agreement by reference with the same force and effect as if it were fully set forth herein. These Standard Contractual Clauses govern the transfer of Airbnb Data subject to European Union Data Protection Laws as necessary to provide the services under the Master Services Agreement (including in the Airbnb Data Processing Table included in the Master Services Agreement, any Order or SoW executed under it, and any amendment to the Master Services Agreement, Order, or SoW) to which these Standard Contractual Clauses are attached.

On behalf of the data exporter: Airbnb Ireland Unlimited Company (registration no.:511825)

Name (written out in full):    Andrea Finnegan

Position:    Director of CS Operations EMEA

Address: 25/28 North Wall Quay, Dublin 1, Ireland or 888 Brannan Street, San Francisco, CA 94103

E-mail: [***]

Other information necessary in order for the contract to be binding (if any): None

Signature

(stamp of organization)

On behalf of the data importer: TDCX Holdings Pte. Ltd. (Singapore registration no.: 199903205H)

Name (written out in full):	Laurent Junique
Position:	CEO

Address: 750D Chai Chee Road, #06-01/06, ESR Bizpark @ Chai Chee, Singapore 469004

Other information necessary in order for the contract to be binding (if any): None

Signature

(stamp of organization)

Exhibit 7

SERVICE PROVIDER PARENT GUARANTEE

Not Used

Exhibit 8

AIRBNB POLICIES AND PROCEDURES

[***]

Exhibit 9

WORK FROM HOME

[***]

Exhibit 10

STOCK

As promptly as practicable after the Effective Date, subject to satisfactory completion of Airbnb’s due diligence, the Parties shall negotiate in good faith and execute documentation granting Airbnb a warrant to acquire shares of common stock of TDCX Inc.